Exhibit 4.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

MDWEB, LLC (doing business as MDW, LLC)

and

Nano-X Imaging, INC.

and

Nano-X Imaging Ltd.

Dated as of October 21, 2021

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

			Page

	7.5.	Tax Matters	39
	7.6.	Notification	39
	7.7.	Share Lock-Up and Sale Restrictions	40
	7.8.	Further Assurances	40
8.	Indemnification		41
	8.1.	Survival	41
	8.2.	Indemnity by the Company	41
	8.3.	Indemnity by the Buyer	42
	8.4.	Notification of Certain Claims	43
	8.5.	Calculation of Losses	44
	8.6.	Matters Involving Third Parties	44
	8.7.	Materiality	46
	8.8.	No Contribution	46
	8.9.	Investigation	46
	8.10.	Escrow	46
	8.11.	Tax Treatment	47
	8.12.	Acknowledgement by the Buyer	47
	8.13.	Manner of Payment	47
	8.14.	Payment Process	47
9.	Termination.		48
	9.1.	Termination	47
	9.2.	Effect of Termination	49
10.	Miscellaneous.		50
	10.1.	Notices	50
	10.2.	Expenses of Transaction	50
	10.3.	Entire Agreement	50
	10.4.	Severability	50
	10.5.	Amendment	50
	10.6.	Parties in Interest	51
	10.7.	Assignment	51
	10.8.	Governing Law	51
	10.9.	Consent to Jurisdiction	51
	10.10.	Waiver of Jury Trial	52
	10.11.	Reliance	52
	10.12.	Specific Enforcement	52
	10.13.	No Waiver	52
	10.14.	Negotiation of Agreement	53
	10.15.	Disclosure Schedules	53
	10.16.	Third Party Beneficiaries	53
	10.17.	Headings	53
	10.18.	Counterparts; Electronic Signature	53

Schedules

Schedule 2.1A – Assets
Schedule 2.1B – Assumed Liabilities
Schedule 2.8.2 – Earn Out Milestones
Disclosure Schedules

EXHIBITS

Exhibit A Form of Escrow Agreement
Exhibit B Form of Non-Competition Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of October 21, 2021, by and among MDWEB, LLC (doing business as MDW, LLC), a New York limited liability company (the “Company”), NANO-X IMAGING, INC. (the “Buyer”) and Nano-X Imaging Ltd., a company organized under the laws of the State of Israel (the “Parent”).

Whereas, the Company owns and desires to sell certain assets, and the Buyer desires to acquire all of the Assets, all on the terms and subject to the conditions set forth in this Agreement.

Whereas, the Buyer is a wholly-owned subsidiary of the Parent.

Whereas, the condition and inducement to the Buyer’s willingness to enter into this Agreement, the individuals listed on Schedule 5.9 are, concurrently with the execution of this Agreement, executing and delivering Non-Competition Agreements in the form of Exhibit B (the “Non-Competition Agreements”), that will each become effective as of the Closing.

WHEREAS, for U.S. federal income Tax (as defined below) purposes, the parties intend that the consummation of the transactions contemplated hereby qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

Now, therefore, in consideration of these premises, the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

1.1. Certain Matters of Construction. For purposes of this Agreement, except as specified otherwise or the context otherwise requires, the words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement will include all subsections thereof. The word “party” will refer to the Company, the Buyer or the Parent. The word “including” means including without limitation. The word “will” has the same meaning as the word “shall”. Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender. All references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, all of which are made a part of this Agreement. All references in this Agreement to monetary amounts will, unless otherwise specified, be to United States dollars. Any Legal Requirement defined or referred to herein or in any agreement or instrument that is referred to herein shall include any modification, amendment or re-enactment thereof, and any Legal Requirement substituted therefore, in each case as of the time of inquiry, representation or covenant and all rules, regulations and statutory instruments issued or related to such Legal Requirement. Any reference to a Governmental Authority shall be deemed also to refer to any successor thereto unless the context requires otherwise. A reference to any agreement (including this Agreement) or Contract, is, unless otherwise specified, to the agreement or Contract as amended, modified, supplemented or replaced at the time of inquiry, representation or covenant. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). References to a Person are also to its successors and permitted assigns.

1.2. Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings:

“Acquisition Transaction” means, other than the Contemplated Transactions, any Person’s (other than Buyer’s) offer, proposal or inquiry relating to, or any indication of interest in: (a) any merger, consolidation or other form of business combination with or involving the Company, (b) the sale, license, disposition or acquisition of all or any material portion of the business or assets of the Company, including the grant of any license to any Intellectual Property of the Company, other than non-exclusive licenses granted to customers of the Company in the ordinary course of business, (c) the issuance, grant, disposition or acquisition of any membership interests or other equity participations of the Company (other than the issuance of equity to employees of the Company), or (d) any other transaction that would be inconsistent with or that would reasonably be likely to have an adverse effect upon any of the Contemplated Transactions.

“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, grievance, hearing, known inquiry or investigation, litigation, mediation, proceeding, citation, summons, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority.

“Affiliate” means, as to any Person, any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “controlling”, “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the Preamble.

“Anti-bribery Laws” is defined in Section 3.8.2.

“Assets” is defined in Section 2.1.

“Assigned Contract” is defined in Section 3.10.

“Assumed Liabilities” is defined in in Section 2.3.

“Balance Sheet Time” means 11:59 p.m. New York time on the Business Day immediately preceding the Closing Date.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that could form the basis for any specific consequence.

“Business” means the businesses conducted by the Company and its direct and indirect Subsidiaries as of the date hereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Legal Requirement to be closed in New York, New York.

“Buyer” is defined in the Preamble.

“Buyer Failure to Close” is defined in Section 9.1.6.

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Authorization) and 4.6 (Brokers).

“Buyer Indemnified Parties” is defined in Section 8.2.1.

“Claim Dispute Notice” is defined in Section 8.4.4.

“Claim Notice” is defined in Section 8.4.1.

“Closing” is defined in Section 2.5.

“Closing Stock Consideration” is defined in Section 2.3.

“Closing Date” is defined in Section 2.5.

“Closing Statement” is defined in Section 2.7.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations issued thereunder.

“Company” is defined in the Preamble.

“Company Authorizations” is defined in Section 3.8.6.

“Company Benefit Plans” means all Employee Benefit Plans maintained or contributed to by the Company or under which the Company has or is reasonably likely to have any obligations (other than obligations to make current wage or salary payments or sales commissions terminable on notice of 30 days or less) or liabilities, actual or contingent, in respect of, or which otherwise cover, any of the current or former officers, employees or independent contractors of the Company who provide services in respect of the Business or their dependents or beneficiaries.

“Company Failure to Close” is defined in Section 9.1.7.

“Company Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Power and Authorization), 3.2 (Organization), 3.4.2 (Assets), 3.7 (Taxes) and 3.13 (Brokers).

“Company Indemnified Parties” is defined in Section 8.3.

“Company Intellectual Property” shall mean the Intellectual Property owned by or licensed to the Company.

“Company’s Knowledge” means the actual knowledge of Michael Averbach, and Sergey Fradkov, in each case after reasonable internal inquiry.

“Company Registered IP” is defined in Section 3.9.1.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Escrow Agreement that are anticipated to be consummated at the Closing.

“Continuing Business” means the business of the Company and its Subsidiaries existing immediately prior to the Closing, as such business is operated by the Continuing Business Company following the Closing Date.

“Continuing Business Company” means the Buyer, any successor to the Buyer, or any Person into which the Buyer may be merged, or which acquires all or substantially all of the assets or stock of the Buyer, carrying out the Continuing Business following the Closing.

“Contract” means any legally binding contract, agreement, lease, license, sublicense, option, understanding, covenant-not-to-sue, promise, undertaking or other binding arrangement, purchase order, instrument, note or other document or instrument, whether oral or written.

“Customer Deliverables” shall mean (A) the products that the Company or any of its Subsidiaries currently produces, markets, sells or licenses and (B) the services that the Company or any of its Subsidiaries currently provides.

“Disclosure Schedules” means the various disclosure schedules to this Agreement that are being delivered by on or behalf of the Company on the date hereof in connection with the representations and warranties in Section 3.

“Dispute Notice” is defined in Section 2.7.3.

“Dispute Submission Notice” is defined in Section 2.7.4.

“Disputed Item” is defined in Section 2.7.3.

“Earn Out” is defined in Section 2.3.

“Earn Out Amount” is defined in Section 2.8.2(a).

“Earn Out Dispute Notice” is defined in Section 2.8.4(a).

“Earn Out Dispute Submission Notice” is defined in Section 2.8.4(d).

“Earn Out Maximum Amount” is defined in Section 2.3.

“Earn Out Payment Date” is defined in Section 2.8.2(c).

“Earn Out Period” means the First Earn Out Period, the Second Earn Out Period, and the Third Earn Out Period.

“Earn Out Statement” is defined in Section 2.8.1.

“Escrow Account” is defined in Section 2.6.1(b).

“Escrow Agreement” means an escrow agreement in substantially the form of Exhibit A, to be entered into on or prior to the Closing Date by the Buyer, the Company, the Parent, and the Escrow Agent.

“Escrow Amount” means Closing Stock Consideration valued at $225,000, and calculated based on the volume weighted average closing share price of Parent ordinary shares on the Nasdaq Stock Market over the 30 trading days prior to the Closing Date.

“Escrow Funds” means, as of any date of determination, the excess (if any) of the Escrow Amount (including accrued interest or earnings thereon) over the sum of all distributions and other payments to any Person from the Escrow Account paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.

“Escrow Termination Date” is defined in Section 8.1.

“Estimated Closing Statement” is defined in Section 2.7.1.

“Estimated Working Capital Amount” is defined in Section 2.7.5(b).

“Excluded Assets” is defined in Section 2.3.

“Excluded Liabilities” is defined in in Section 2.4.

“Expiration Date” is defined in Section 9.1.4.

“FDA” is defined in Section 3.15.1.

“FDA Application Integrity Policy” is defined in Section 3.15.2.

“Final Working Capital Amount” is defined in Section 2.7.5.

“Financial Controls” is defined in Section 3.5.2.

“Financial Statements” is defined in Section 3.5.1.

“First Earn Out Period” means the three (3) consecutive calendar months immediately following the Closing Date.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means any national, supranational, foreign, provincial, federal, state, municipal or local government, including any political subdivision thereof, or governmental, regulatory or administrative authority, agency, body, branch, bureau, instrumentality or commission, and any department, court, tribunal or judicial body, agency or official of any of the foregoing.

“Government Contract” means any Contract, prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement, purchase order, delivery order, task order, change order or other commitment or funding vehicle between the Company or any of its Subsidiaries and (a) any Governmental Authority, (b) any prime contractor to a Governmental Authority or (c) any subcontractor (of any tier) in connection with or with respect to any Contract described in clause (a) or (b), and any modification of any of the foregoing.

“Governmental Order” means any ruling, award, decision, injunction, judgment, determination, assessment, agreement, order, decree, writ or other requirement entered, issued or made by any Governmental Authority.

“Income Tax” means any Tax measured in whole or in part by income or gains (or similar Tax imposed in lieu thereof).

“Indebtedness” means with respect to any Person, and without duplication, all outstanding obligations of such Person on a consolidated basis (a) in respect of indebtedness for borrowed money (including all accrued interest thereon, and any prepayment, breakage or similar charges payable in connection with the discharge of such indebtedness), (b) evidenced by notes, debentures or similar instruments, (c) in respect of any earn out or other deferred purchase price for the acquisition by such Person of any business, property or other Person, but excluding any ordinary trade accounts payable or accruals incurred in the ordinary course of business which are captured in the accounts payable and/or accrued expenses of the Company, (d) in respect of letters of credit, solely to the extent drawn upon by third parties, (e) as lessee under leases that would be required to be recorded as capital leases in accordance with GAAP and (f) with respect to guarantees of obligations of the types described in clauses (a) through (e) above of any other Person.

“Indemnified Party” means with respect to any claim for indemnification pursuant to Section 8, each Buyer Indemnified Party or Company Indemnified Party asserting such claim (or on whose behalf such claim is asserted) under Section 8.2 or 8.3, as the case may be.

“Indemnifying Party” means, with respect to any claim for indemnification pursuant to Section 8, the party or parties against whom such claim has been asserted.

“Independent Referee” means Yoel Beniluz, PhD; provided that, if Yoel Beniluz, PhD is unable or unwilling to serve as Independent Referee, and the Buyer and the Company are unable to agree on another independent and nationally recognized firm with expertise in disputes of the type contemplated by Section 2.7 within fifteen (15) Business Days of receiving notice that Yoel Beniluz, PhD will not serve as Independent Referee, the Buyer and the Company shall each nominate such a firm, and the two firms so nominated shall nominate a third such firm, with such third firm to serve as the Independent Referee.

“Insurance Policies” is defined in Section 8.5.

“Insurance Proceeds” is defined in Section 8.5.

“Intellectual Property” means all: (A) granted patents, pending patent applications, and all related continuation, continuation-in-part, divisional, reissue and re-examinations thereof, utility models, statutory invention registrations and design patents; (B) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (C) copyrights and registrations and applications for registration thereof; (D) computer software, data and documentation; (E) inventions, trade secrets and confidential business information, whether patentable or non-patentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, unpublished copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (F) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and (G) copies and tangible embodiments thereof.

“Interim Financial Statements” is defined in Section 3.5.1.

“Internal Systems” shall mean any hardware, software, data, equipment, technology or internal systems used by or on behalf of the Company or its Subsidiaries to produce the Customer Deliverables.

“Legal Requirement” means, with respect to any Person, any national, supranational, federal, state, provincial, municipal or local, statute, law, ordinance, code, rule, resolution, constitution, notice, administrative interpretation, regulation, Governmental Order , regulatory requirement, interpretation, stipulation, determination, or regulation issued, enacted, implemented or otherwise put into law by or under the authority of a Governmental Authority and applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, general partners, members, managers, trustees, employees, consultants or agents (in connection with such officer’s, director’s, general partner’s, member’s, manager’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

“Liabilities” means any and all liabilities, Indebtedness, claims, commitments, deficiencies and obligations of any kind, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable, on- or off-balance sheet or required to be recorded on a balance sheet prepared in accordance with GAAP, including those arising under any Legal Requirement, Action or Government Order and those arising under any Contract.

“Liability Claim” means an indemnification claim by or on behalf of an Indemnified Party for Losses that it believes are or may be recoverable pursuant to Section  8, other than in respect of a Third-Party Claim.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest, conditional or installment sale agreement, encumbrance, charges or other claims of third parties of any kind, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Losses” means the amount of any losses, damages, awards, fines, penalties, expenses or fees (including reasonable fees and expenses of counsel), costs (including costs of investigation, arbitration and court costs), deficiencies, claims, demands, Liabilities, judgments, or Taxes of any nature, whether or not involving any Action, including any costs of defending any Actions or enforcing a Buyer Indemnified Party’s or Company Indemnified Party’s rights under this Agreement.

“Material Adverse Effect” means any effect, change, event, development or circumstance that, considered together with all other effects, changes, events, developments or circumstances is materially adverse to the Business, Assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any such change, effect, event, development or circumstance caused by or resulting from any of the following shall not be considered, and shall not be taken into account in determining the existence of, a “Material Adverse Effect”: (i) the announcement, pendency or consummation of the Contemplated Transactions, including the impact of any of the foregoing on relationships with customers, suppliers, sales representatives, or employees, (ii) conditions affecting the global economy or the financial, credit, commodities or capital markets as a whole, or generally affecting the industries in which the Company conducts its business, (iii) any change in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) any change in, adoption of, or change in the interpretation of any applicable Legal Requirement or GAAP, (v) any national or international political or social conditions, including the engagement or continuation by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (vi) pandemics, epidemics, disease outbreaks, earthquakes, hurricanes, tornados, floods or other natural disasters or acts of God, (vii) the failure by the Company to meet any revenue or earnings projections, forecasts or predictions (provided, that clause (vii) shall not prevent a determination that any effect or change underlying such failure has resulted in a Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (viii) any action taken by, or with the written consent of, the Buyer or any of its Affiliates with respect to the Contemplated Transactions or with respect to the Company or (ix) any matter of which Buyer is aware on the date hereof; except, in the case of the foregoing clauses (ii), (iii), (v) and (vi), to the extent such changes or effects would have a disproportionate effect on the Company compared to other Persons in the industries and geographic regions in which the Company conducts its business.

“Minor Claims” is defined in Section 8.2.2(a)

“Non-Competition Agreements” is defined in the Recitals.

“Open Source Materials” shall mean all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including without limitation the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License.

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation, organization or formation of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization of such Person.

“Parties” is defined in Section 1.1.

“Permits” means all permits, certificates, licenses, franchises, consents, approvals and authorizations from Governmental Authorities that are necessary to the conduct of the Company’s business or operations as presently conducted.

“Permitted Liens” means (a) Liens for Taxes, not yet due and payable or the amount or validity of which is being contested in good faith, and for which adequate reserves have been established on the Financial Statements, (b) landlords’, warehousepersons’, mechanics’, materialmens’ or carriers’ Liens to secure claims for labor, material or supplies and other similar Liens, (c) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (d) zoning, building, entitlement and other land use regulations or restrictions, (e) the interests of the lessors and sublessors of any leased properties, (f) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present use of the property related thereto, (g) restrictions on the ownership or transfer of securities arising under applicable Legal Requirements, (h) Liens disclosed on the Interim Financial Statements or in the notes thereto or securing liabilities reflected on the Interim Financial Statements, or (i) the lien on all of the Company’s tangible and intangible personal property in favor of the SBA.

“Person” means any natural person or any corporation, partnership, limited liability company, other legal entity or Governmental Authority.

“Personal Information” is defined in Section 3.16.

“Post-Closing Reduction Amount” is defined in Section 2.7.5(a).

“Proprietary Information” means any information related to the Company, the Buyer or the Parent, including any information related to their respective business, organization, financial situation, operations, purchasing and sales activities, Intellectual Property, source codes, information relating to services, operating processes, procedures, price lists, customer lists, technology, designs, and specifications, or other proprietary information of the business of the Company, the Buyer or the Parent, this Agreement, the Contemplated Transactions, and the existence of this Agreement and the Contemplated Transactions.

“Purchase Price” is defined in Section 2.3.

“Records” means all files, documents, ledgers, papers, books and records and similar information (whether in paper, electronic or other tangible or intangible form) of the Company that are used or held for use by Company in, or necessary for the conduct of, the Business, including all technical information, operating and production records, service records, service protocols, documentation of service methodologies, quality control records, blueprints, drawings, technical plans, research and development notebooks and files, customer data, mailing lists, warranty information, product testing reports, manuals, engineering and scientific data, catalogs, advertising and other marketing materials, brochures, sales and promotional literature, standard forms of documents, business plans, budgets, price lists, customer lists and lists of suppliers.

“Reference Balance Sheet” is defined in Section 3.5.1.

“Reference Balance Sheet Date” is defined in Section 3.5.1.

“Representative” means, with respect to any Person, any director, partner, manager, officer, employee, or Controlling Person of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative authorized by such Person to represent or act on behalf of such Person.

“SBA” means The Small Business Administration, an Agency of the U.S. Government.

“Schedules Notice” is defined in Section 7.6.

“Second Earn Out Period” means the twelve (12) consecutive calendar months immediately following the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Consideration” means Closing Stock Consideration and Earn Out.

“Subsidiary” of any Person means another Person, of which at least a majority of the securities or stock having by their terms ordinary voting power to elect a majority of the board of directors, other Persons performing similar functions, or the right to appoint or elect a general partner, is owned or controlled directly or indirectly by such first Person.

“Tax” means (i) any United States federal, state or local, or any foreign, income, franchise, profits, gross receipts, license, ad valorem, net worth, value added, sales, use, real or personal property, payroll, withholding, employment, social security, excise, environmental, customs duties, stamp, registration, alternative and add-on minimum tax, special assessment or other governmental and quasi-governmental charges payable to any Taxing Authority and including all interest, penalties, additional taxes and additions to tax imposed with respect thereto., whether disputed or not, (ii) Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, (iii) Liability under any state abandonment or unclaimed property, escheat or similar Legal Requirement, and (iv) Liability for the payment of any amounts of the type described in clause (i), (ii) or (iii) of this sentence as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify or pay any other person.

“Tax Returns” means returns, reports, forms and information statements required to be filed with a Taxing Authority reporting liability for Taxes, including any schedules or attachments thereto and including any amendment thereof.

“Taxing Authority” means any United States, federal, state, local or any foreign or other governmental agency responsible for the imposition, assessment or collection of any Tax.

“Third Earn Out Period” means the twenty four (24) consecutive calendar months immediately following the Closing Date.

“Third Party Claim” is defined in Section 8.6.1.

“Transaction Expenses” means all fees, costs and expenses incurred or otherwise payable by the Company in connection with the negotiation, documentation and consummation of the Contemplated Transactions, including such fees and expenses of counsel to the Company, counsel to the Company and any other professional fees and expenses, in each case to the extent incurred but unpaid as of the Closing (and excluding any fees, costs and expenses paid or payable by the Company).

“Transfer” is defined in Section 2.8.5.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees or recording charges, in each case incurred by Buyer, the Company or any Affiliate thereof in connection with the transactions contemplated by this Agreement.

“Unaudited Financial Statements” is defined in Section 3.5.1.

“Worker” means any current or former officer, director, employee (regular, temporary, part-time or otherwise), consultant, project worker, agent or individual independent contractor of the Company or any of its Subsidiaries.

“Working Capital” means the sum of all current Assets acquired, minus the sum of all current liabilities assumed.

2. The Transaction.

2.1. Purchase and Sale of the Assets. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing the Company will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from the Company, free and clear of all liens and encumbrances whatsoever, other than Permitted Liens, all of the Company’s right, title and interest in and to the assets listed on Schedule 2.1A (the “Assets”), and Buyer shall assume, by an undertaking in a form and substance reasonably satisfactory to the Buyer, as of the Closing Date, only those liabilities specifically listed on Schedule 2.1.B but only to the extent that such liabilities and obligations thereunder are required to be performed after the Closing Date and do not relate to any breach, default, or violation by the Company on or prior to the Closing Date (“Assumed Liabilities”) in exchange for the consideration described in this Agreement. Buyer does not assume any liability of the Company other than those specifically listed on Schedule 2.1.B.

2.2. Excluded Assets. Anything in Section 2.1 to the contrary notwithstanding, there shall be excluded from the assets, properties, rights and business to be transferred to Buyer hereunder all of (a) the Company’s bank accounts (but not the funds in the accounts), (b) the Company’s corporate minute books and membership interests records, (c) books of account and other records of the Company which are required by law to be kept in the Company’s possession, including but not limited to Tax Returns, (d) all assets and rights of the Company in and with respect to Company Benefit Plans, (e) all claims, causes of action, payment rights, audit rights, and all other rights relating to the Excluded Liabilities; (f) contracts or agreements not expressly included as Assigned Contracts; and (g) real estate (collectively, the “Excluded Assets”).

2.3. Purchase Price. The sole consideration to be paid to the Company for the Assets will be (i) at the Closing such number of ordinary shares of the Parent to be issued upon Closing valued at $1,500,000, and calculated based on the volume weighted average closing share price of Parent ordinary shares on the Nasdaq Stock Market over the 30 trading days prior to the Closing (the “Closing Stock Consideration”) plus (ii) up to such number of ordinary shares of the Parent valued at up to $1,500,000 (the “Earn Out Maximum Amount”), calculated based on the following: (A) one-half shall be calculated based on the volume weighted average closing share price of Parent ordinary shares on the Nasdaq Stock Market over the 30 trading days prior to the Closing and (ii) one-half shall be calculated based on the volume weighted average closing share price of Parent ordinary shares on the Nasdaq Stock Market over the 30 trading days prior to the relevant Earn Out milestone completion, in the form of an earn out (the “Earn Out”) payable as described below (subsections (i) and (ii) are together referred to as the “Purchase Price”).

(a) The Purchase Price shall be subject to adjustment in accordance with the terms of this Agreement, including in accordance with Section 2.7.

2.4. Excluded Liabilities. Except for the Assumed Liabilities and anything else in this Agreement to the contrary notwithstanding, the Company shall be responsible for (i) all liabilities and obligations arising out of goods or services provided by the Company and accruing prior to the Closing Date, (ii) resulting from any failure of timely payment or performance by the Company or any breach by the Company of the Assigned Contracts occurring prior to the Closing Date, (iii) all or any liabilities arising prior to the Closing Date, or (iv) not expressly assumed by Buyer under this Agreement, and Buyer shall not assume, or in any way be liable or responsible for, any liabilities or obligations of the Company except as specifically provided in Section 2.1 (the “Excluded Liabilities”). Without limiting the generality of the foregoing, Buyer shall not assume the following:

(a) any liability or obligation under contracts and other agreements to which the Company is a party or by or to which it or its assets, properties or rights are bound or subject other than the Assigned Contracts (subject to the limitation on assumption set forth in Section 2.1);

(b) any liability or obligation arising out of (i) any Taxes for which the Company is responsible or any Taxes arising in connection with the Business or the Assets (or ownership thereof) for any taxable period or portion thereof ending on or prior to the Closing Date, (ii) a breach of default by the Company prior to the Closing Date under any contract or agreement, any tortious or negligent conduct by the Company whether prior to, on or after the Closing Date, (iii) any liability or obligation of the Company to any of its employees, agents or contractors, including without limitation, any employee benefit, accrued salaries and related payroll expenses, commission, or bonus (whether or not accrued), severance, change of control payment, or other liability related to the termination of any employee prior to, on or after the Closing Date and any liability attributable to the Company’s classification of a person as an exempt or non-exempt employee except to the extent such liability relates to employment of any such persons by the Buyer in the period of time after the Closing Date, or (iv) cancellations of, or returns on, sales made by the Company to the extent such cancellations or returns are not Assumed Liabilities;

(c) any liability or obligation of The Company with respect to any of the Company Employee Benefit Plans, in each case, including any liability or obligation with respect to such Employee Benefit Plan and any liability for any payments of any kind whatsoever under the Employee Retirement Income Security Act of 1974, as amended, or any comparable laws;

(d) any liability or obligation owed by the Company to any Affiliate of the Company; or

(e) any liability or obligation of the Company arising out of or in connection with the preparation of this Agreement and the consummation and performance of the Contemplated Transactions whether or not such transactions are consummated, including, but not limited to, (i) any Tax liability of the Company so arising or (ii) any liability to which the Company may become subject as a result of the fact that the transactions contemplated by this Agreement are being effected without compliance with the provisions of any bulk sales act or any similar statute as enacted in any jurisdiction.

The Company shall discharge and satisfy in full when due all liabilities and obligations not expressly assumed by Buyer pursuant to this Agreement.

2.5. The Closing. Subject to the terms and conditions hereof, the closing of the purchase and sale of the Assets pursuant to this Agreement (the “Closing”) shall take place by electronic document transfer (i.e., .pdf signature pages and fully executed documents exchanged via email) as promptly as practicable following, but in no event later than the third (3rd) Business Day following, the satisfaction or waiver of each of the conditions set forth in Sections 5 and 6 hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as the Buyer and the Company may agree in writing (the day on which the Closing takes place, the “Closing Date”). Subject to the provisions of Section 9.15, the failure of any party to consummate the Closing on the date and time determined pursuant to this Section 2.5 shall not result in the termination of this Agreement and shall not relieve such party of any obligation under this Agreement.

2.6. Closing Deliveries and Payments.

2.6.1. Buyer Closing Deliveries and Payments. At the Closing, the Buyer and the Parent shall deliver or cause to be delivered to the Company the following:

(a) the Closing Stock Consideration, minus the Escrow Amount;

(b) to the Escrow Agent, the Escrow Amount (the “Escrow Account”);

(c) the Escrow Agreement, duly executed by the Buyer and the Parent, and the various certificates, agreements, instruments and documents required to be delivered by the Buyer and the Parent at or prior to the Closing referred to in Section 6; and

(d) all other agreements, documents, instruments or writings as may be required to be delivered by the Buyer, at or prior to the Closing pursuant to the terms of this Agreement, or as may reasonably be requested by the Company or its counsel.

2.6.2. Company Closing Deliveries. At the Closing, the Company shall deliver or cause to be delivered to the Buyer the following:

(a) a bill of sale duly executed by the Company for all the personal property included in the list of Assets, in form and substance reasonably satisfactory to the Buyer;

(b) an assignment for all of the Assets and Assumed Liabilities that are intangible personal property (i.e., contracts, intellectual property, etc.) being assigned by the Company to Buyer, executed by the Buyer;

(c) all consents, waivers or approvals required in order to effectuate the sale of the Assets, including but not limited to any key customer consents;

(d) list of the Company’s customers, including names, email addresses, addresses and telephone numbers;

(e) the Escrow Agreement, duly executed by the Company, and any other agreements, documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 5; and

(f) all other agreements, documents, instruments or writings as may be required to be delivered by the Company, at or prior to the Closing pursuant to the terms of this Agreement, or as may reasonably be requested by Buyer or its counsel.

2.7. Purchase Price Adjustment.

2.7.1. Estimated Closing Statement. The Company will in good faith prepare and deliver, or cause to be prepared and delivered, to the Buyer not later than five (5) Business Days prior to the Closing Date a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimate of Working Capital (“Estimated Working Capital”). The Estimated Closing Statement shall be accompanied by a certificate of the Company and the Chief Executive Officer of the Company certifying that the estimates therein have been calculated in accordance with this Agreement.

2.7.2. Closing Statement. As promptly as practicable, but in any event within ninety (90) days after the Closing Date, the Buyer will in good faith prepare or cause to be prepared, and will provide to the Company, a written statement (the “Closing Statement”) setting forth in reasonable detail the Buyer’s proposed determinations of Working Capital, as of the Balance Sheet Time. The Closing Statement will solely be based on facts and circumstances as they exist prior to Closing and disregard any financing or other arrangements entered into by the Buyer or any of its Affiliates in connection with the Contemplated Transactions.

2.7.3. Dispute Notice. The Closing Statement will be final, conclusive and binding on the parties unless the Company provides a written notice (a “Dispute Notice”) to the Buyer no later than forty-five (45) days after delivery of the Closing Statement setting forth in reasonable detail any item(s) or amount(s) on the Closing Statement that are disputed by the Company (each, a “Disputed Item”). Any item or amount on the Closing Statement to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties. Without limiting the generality of the foregoing, a Dispute Notice may not be based on (i) developments occurring after the Closing Date unless the Closing Statement contains information related to developments occurring after the Closing Date, or (ii) items that are the subject of an asserted indemnification claim pursuant to Section 8. The Buyer shall provide the Company and its Representatives with access to, and the opportunity to make copies of, the work papers and other materials used or considered by the Buyer in the preparation of the Closing Statement, and reasonable access to personnel and Representatives of the Buyer who assisted or were consulted in the preparation of the Closing Statement; provided, that, in each case such provision and access shall be (i) for the purpose of reviewing the Closing Statement and to prepare any Dispute Notice and (ii) during normal business hours and in a manner that does not interfere with the normal business operations of the Buyer or the Company.

2.7.4. Resolution of Disputes. The Buyer and the Company will attempt to resolve the Disputed Items in good faith during the twenty (20) day period following delivery of the Dispute Notice and all such discussions will (unless otherwise agreed by the Buyer and the Company) be governed by Rule 408 of the Federal Rules of Evidence and any comparable applicable state rule. Disputed Items resolved in writing by the Company and the Buyer within the twenty (20) day period will be final, conclusive and binding on the parties. If the Buyer and the Company are unable to resolve all Disputed Items in the Dispute Notice within such twenty (20) day period, either the Buyer or the Company may provide written notice to the other (the “Dispute Submission Notice”) that such party is submitting any remaining Disputed Items for resolution to the Independent Referee. The Buyer and the Company shall enter into a customary engagement letter with the Independent Referee. The Buyer and the Company will use their commercially reasonable efforts to cause the Independent Referee to render its decision as soon as practicable (but in any event within thirty (30) days) after the submission to the Independent Referee of their respective proposed final calculations of the Disputed Items (which the Buyer and the Company shall submit to the Independent Referee not later than ten (10) days following the giving of the Dispute Submission Notice). Each of the Buyer and the Company shall use reasonable best efforts to comply with all reasonable requests by the Independent Referee for access to their respective work papers, information, books, records and similar items, personnel and Representatives (provided, that such access and compliance is during normal business hours and does not interfere with the normal business operations of the Buyer or the Company). The Independent Referee will review such final calculations of the Disputed Items and render a final determination of all Disputed Items in accordance with this Section 2.7, provided that the Independent Referee’s final determination with respect to each Disputed Item shall be within the range of the proposed final calculations of such Disputed Item as presented in the Buyer’s Closing Statement pursuant to Section 2.7.2 and the Dispute Notice pursuant to Section 2.7.3. The Buyer and the Company each shall be entitled to make a written submission to the Independent Referee (which need not be provided to the other party) in support of its respective proposed final calculations of the submitted Disputed Items, provided that such submissions shall be submitted within twenty (20) days after the submission to the Independent Referee of such proposed final calculations of the submitted Disputed Items. The Independent Referee’s determination will be (a) in writing and shall include a reasonably detailed statement of the basis for the Independent Referee’s decision, (b) furnished to each of the Buyer and the Company as soon as practicable (but in any event within thirty (30) days) after the Company’s and the Buyer’s respective final calculations of the Disputed Items have been submitted to the Independent Referee, (c) limited in scope to the Disputed Items and (d) final, conclusive and binding on the parties, and judgment on such decision may be entered in any court of competent jurisdiction. The fees and expenses of the Independent Referee shall be borne by (i) the Company, on the one hand, and (ii) the Buyer, on the other hand, based on the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by the parties in aggregate, and such allocation of fees and expenses shall be calculated by the Independent Referee and such calculation shall be final and binding on the parties. By way of illustration, (x) if the Buyer’s calculations would have resulted in a $100,000 net payment to the Buyer, and the Company’s calculations would have resulted in a $100,000 net payment to the Company and the Independent Referee’s final determination results in an aggregate net payment of $50,000 to the Company, then the Buyer and the Company shall pay 75% and 25%, respectively, of such fees and expenses and (y) if each of such parties’ calculations differs from the Independent Referee’s calculation by at least $100,000, the Buyer and the Company shall split such fees and expenses evenly. At any time the Buyer and the Company may agree to settle any objections raised in the Dispute Notice, including any Disputed Items submitted to the Independent Referee, which agreement shall be in writing and final, conclusive and binding upon all of the parties hereto with respect to the subject matter of any such objection so resolved; provided that, the parties shall promptly provide a copy of such agreement to the Independent Referee and instruct the Independent Referee not to resolve such Disputed Item, it being agreed that if the Independent Referee nonetheless resolves such Disputed Item for any reason, the agreement of the parties shall control.

2.7.5. Post-Closing Purchase Price Adjustment. As promptly as possible, but in any event no later than the fifth (5th) Business Day following the final determination, in accordance with Section 2.7.3 and/or Section 2.7.4, of Working Capital (“Final Working Capital Amount”), a Purchase Price adjustment shall be made as follows:

(a) if the Final Working Capital Amount is less than the Estimated Working Capital Amount, then the Purchase Price will be reduced by an amount equal to such shortfall (the “Post-Closing Reduction Amount”), and such Post-Closing Reduction Amount shall be released to the Buyer from the Escrow Account (i) in the form of Closing Stock Consideration valued in accordance with Section 2.3 hereof and (ii) in accordance with the terms of the Escrow Agreement and otherwise subject to Sections 8.2.1 and 8.10; or

(b) if the Final Working Capital Amount is greater than the Estimated Working Capital Amount, then the Purchase Price will be increased by an amount equal to such excess and the Buyer will transfer to the Escrow Agent additional Closing Stock Consideration equal to such excess amount valued in accordance with Section 2.3 hereof within five (5) Business Days after the determination of such excess amount, and such additional Closing Stock Consideration shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and the applicable terms herein.

2.8. Earn Out. The Company shall be entitled to receive the Earn Out as additional consideration as set forth in this Section 2.8.

2.8.1. Earn Out Statement. Within forty-five (45) days following the end of each Earn Out Period, Buyer will prepare and deliver to the Company a statement (an “Earn Out Statement”) setting forth whether applicable non-economic milestones have been met for that portion of the Earn Out Period.

2.8.2. Payments.

(a) If the Continuing Business achieves milestones for the relevant Earn Out Periods, as set forth in Schedule 2.8.2(a) and as reasonably and in good faith confirmed by Buyer in the relevant Earn Out Statement, Parent shall issue to the Company the amounts attached to the relevant milestone according to Schedule 2.8.2(a) (such calculated amounts are referred to as the “Earn Out Amount”).

(b) The Parent shall issue the relevant portion(s) of the Earn Out Amount within 10 days after the Company confirms that the Company will not deliver an Earn Out Dispute Notice for the applicable Earn Out Period, if applicable, and if the Company disputes any element of an Earn Out Statement , pursuant to Section 2.8.4, then any payment shall be due on such date as the Buyer and the Company resolve the dispute under Section 2.8.4 (a date on which payment is due is referred to as a “Earn Out Payment Date”).

2.8.3. Reserved.

2.8.4. Disputes.

(a) Company may dispute any element of an Earn Out Statement by delivering written notice to Buyer of said disagreement, setting forth in detail the particulars of such disagreement (a “Earn Out Dispute Notice”), within thirty (30) days after the receipt by Company of an Earn Out Statement. During such thirty (30) day period, Company and any accountant or agent of Company shall have full access during normal business hours (i) to the relevant books and records of, and the work papers prepared by, Buyer to the extent that they relate to an Earn Out Statement or any calculation provided therewith, and (ii) to such historical financial information (to the extent in Buyer’s possession) relating to an Earn Out Statement or any calculation provided therewith as Company may reasonably request for the purpose of reviewing an Earn Out Statement or any calculation provided therewith.

(b) In the event that Company did not provide such a Earn Out Dispute Notice within such thirty (30) day period, Company shall be deemed to have accepted an Earn Out Statement and any calculation provided thereunder, which shall thereafter be final, binding, non-appealable and conclusive for all purposes hereunder.

(c) In the event a Earn Out Dispute Notice is timely provided, Buyer and Company shall use their reasonable efforts for a period of thirty (30) days (or such longer period as they shall mutually agree) from the date of receipt of such notice, to resolve such disagreements.

(d) If the Buyer and the Company are unable to resolve the matters disputed in the Earn Out Dispute Notice within such 30-day period, either the Buyer or the Company may provide written notice to the other (the “Earn Out Dispute Submission Notice”) that such party is submitting any remaining matters disputed in the Earn Out Dispute Notice for resolution to the Independent Referee, subject to Section 2.8.4(e). The Buyer and the Company shall enter into a customary engagement letter with the Independent Referee. The Buyer and the Company will use their commercially reasonable efforts to cause the Independent Referee to render its decision as soon as practicable (but in any event within thirty (30) days) after the submission to the Independent Referee of their respective proposed determinations (which the Buyer and the Company shall submit to the Independent Referee not later than ten (10) days following the giving of the Earn Out Dispute Submission Notice). Each of the Buyer and the Company shall use reasonable best efforts to comply with all reasonable requests by the Independent Referee for access to their respective work papers, information, books, records and similar items, personnel and Representatives (provided that such access and compliance is during normal business hours and does not interfere with the normal business operations of the Buyer or the Company). The Independent Referee will review such matters disputed in the Earn Out Dispute Notice and render a final determination of the matters disputed in the Earn Out Dispute Notice in accordance with this Section 2.8. The Buyer and the Company each shall be entitled to make a written submission to the Independent Referee (which need not be provided to the other party) in support of its respective proposed final determinations of the matters disputed in the Earn Out Dispute Notice, provided that such submissions shall be submitted within twenty (20) days after the submission to the Independent Referee of such proposed final determinations of the matters disputed in the Earn Out Dispute Notice. The Independent Referee’s determination will be (a) in writing and shall include a reasonably detailed statement of the basis for the Independent Referee’s decision, (b) furnished to each of the Buyer and the Company as soon as practicable, and (c) final, conclusive and binding on the parties, and judgment on such decision may be entered in any court of competent jurisdiction. The fees and expenses of the Independent Referee shall be borne by (i) the Company, on the one hand, and (ii) the Buyer, on the other hand, based on the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by the parties in aggregate, and such allocation of fees and expenses shall be calculated by the Independent Referee and such calculation shall be final and binding on the parties. By way of illustration, if the Buyer’s calculations would have resulted in an Earn Out Amount equal to a dollar value of Five Hundred Thousand Dollars ($500,000) due to the Company and the Company’s calculations would have resulted in an Earn Out Amount equal to a dollar value of Seven Hundred Thousand Dollars ($700,000) due to the Company and the Independent Referee’s final determination results in an Earn Out Amount equal to a dollar value of Six Hundred Thousand Dollars ($600,000) due to the Company, then the Buyer shall pay fifty percent (50%) and the Company shall pay fifty percent (50%) of such fees and expenses. At any time the Buyer and the Company may agree to settle the dispute, which agreement shall be in writing and final, conclusive and binding upon all of the parties hereto with respect to the subject matter of any such objection so resolved; provided that, the parties shall promptly provide a copy of such agreement to the Independent Referee and instruct the Independent Referee not to resolve the dispute, it being agreed that if the Independent Referee nonetheless resolves the dispute for any reason, the agreement of the parties shall control.

(e) Notwithstanding any provision of this Agreement to the contrary, the Independent Referee shall not have the power to resolve any dispute relating to Section 2.8.5.

2.8.5. The rights of the Company to receive the Earn Out Amount (i) are solely contractual rights and are not securities for purposes of any federal or state securities Laws, and shall confer upon the Company only the rights of general unsecured creditors; (ii) do not constitute an investment or ownership interest in Buyer or the Parent; (iii) are an integral part of the consideration payable by the Buyer for the Assets; (iv) will not be represented by any form of certificate or instrument; (v) do not give the Company any dividend rights, voting rights, liquidation rights, preemptive rights or other rights as security holders of the Parent or the Buyer or any of their Affiliates; (vi) are not redeemable; (vii) do not bear interest; and (viii) may not be sold, assigned, pledged, gifted, conveyed or otherwise transferred (a “Transfer”), except by operation of law or pursuant to the laws of descent and distribution (with any Transfer in violation of this Section 2.8.5 being null and void). The Parties agree to treat the Earn Out Payment as consideration payable by the Buyer for the Assets for all tax purposes and consistent with Section 2.9 below, except as and to the extent required by applicable Legal Requirement.

2.9. Tax Treatment. For U.S. federal income Tax purposes, the parties acknowledge and agree that the consummation of the transactions contemplated hereunder are intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(C) of the Code, and the regulations promulgated thereunder, and that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. The parties hereto covenant and agree to file all applicable Tax Returns consistent with this paragraph and not take any position on any such Tax Return inconsistent with this paragraph unless otherwise required by applicable Legal Requirements

3. Representations and Warranties of the Company.

Except as provided in the Disclosure Schedules (subject to Section 10.15), the Company represents and warrants to the Buyer as of the date hereof and the Closing Date (unless the particular statement speaks expressly as of a particular date, in which case it is true and correct only as of such date) as follows (in each case, except where context implies otherwise, with respect to the Company and its direct and indirect Subsidiaries):

3.1. Power and Authorization. The Company has the limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Company has taken all company actions or proceedings required to be taken by or on the part of the Company to authorize and permit the execution and delivery by the Company of this Agreement and the instruments required to be executed and delivered by it pursuant hereto, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

3.2. Organization. The Company is (a) duly organized, validly existing and in good standing under the laws of the State of New York, and (b) the Company has all requisite power and authority and all Permits necessary to own, lease and operate its properties and assets and to carry on its businesses as currently conducted and as proposed to be conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company has made available to the Buyer true and correct copies of the Company’s Organizational Documents. The Company is not in violation of any of the provisions of its Organizational Documents, and no changes thereto are pending.

3.3. No Violation or Approval; Consents. Except as set forth in Schedule 3.3, none of the execution and delivery of or its performance of its obligations under this Agreement by the Company or its consummation of the Contemplated Transactions, will:

3.3.1. require any consent, waiver, approval, clearance, permit, order or authorization of or from, or registration, declaration, notice or filing to or with any Governmental Authority with respect to the Company or any Company Subsidiary or pursuant to any Legal Requirement applicable to the Company;

3.3.2. require any consent of any third party to the sale by of the Assets or the assumption of the Assumed Liabilities;

3.3.3. (1) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract, Permit, Lien (other than Permitted Liens) or other arrangement to which the Company or its Subsidiary is a party or by which the Company or its Subsidiary is bound or to which its assets are subject except in the case where such breach, default, or acceleration would not have a Material Adverse Effect, or (2) result in the imposition of any Lien (other than Permitted Liens); or

3.3.4. result in a breach or violation of, or default under, the Organizational Documents of the Company or any of its Subsidiaries.

3.4. Assets.

3.4.1. Sufficiency of Assets. The Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the technology and products and services of the Business in the manner presently operated by the Company.

3.4.2. Title and Related Matters. The Company is the legal owner of, and has good, marketable and transferable title to, and the absolute power and right to sell, assign, transfer and deliver, all of the Assets, free and clear of all Liens, except for Permitted Liens.

3.4.3. Condition of Assets to be Acquired. All of the Assets are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they are being put, and none of such Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

3.4.4. Accounts Receivable. All accounts receivable that are reflected on Company’s Reference Balance Sheet or on the accounting records of Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business. There is no contest, claim, defense or right of setoff, under any contract with any account debtor of an account receivable relating to the amount or validity of such account receivable. Schedule 3.4 contains an aged list of the accounts receivable, contract rights, and other rights to receive money of the Company as of August 31, 2021, showing separately those receivables that have been outstanding for (a) 29 days or less, (b) 30 to 59 days, (c) 60 to 89 days, (d) 90 to 119 days and (e) more than 119 days, and in each case showing the name of the account debtor, maker or obligor, the unpaid balance and the age of each receivable.

3.5. Financial Statements, Etc.

3.5.1. The Company has furnished the Buyer with copies of: (a) the unaudited consolidated balance sheet of the Company as of December 31, 2019 and December 31, 2020, and the related statements of income and cash flows of the Company for the fiscal year then ended (the “Unaudited Financial Statements”) and (b) the unaudited balance sheet of the Company as of August 31, 2021 (respectively, the “Reference Balance Sheet” and the “Reference Balance Sheet Date”) and the related statements of income and cash flows of the Company for the fiscal year then ended (the “Interim Financial Statements” and, collectively with the Unaudited Financial Statements, the “Financial Statements”). The Financial Statements present fairly in all material respects the financial position of the Company and the results of operations of the Company and any of its Subsidiaries (taken as whole) as of the respective dates thereof and for the periods covered thereby subject in the case of the Reference Balance Sheet to the absence of footnote disclosures and other presentation items. Except as disclosed in Schedule 3.5, neither the Company nor its Subsidiaries has any Liabilities (whether or not required to be reflected in the Financial Statements under GAAP), except for Liabilities that (v) are reflected in or reserved against in the Reference Balance Sheet, (w) have arisen or incurred after the date of the Reference Balance Sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was covered by any breach of contract, breach of warranty, tort, infringement, or violation of Legal Requirement) and are reflected in the calculation of the Estimated Working Capital Amount, (x) Liabilities arising pursuant to the terms of any Contract for which the Company or any of its Subsidiaries is a party that have not yet been performed (provided, neither the Company nor any of its Subsidiaries is in breach, violation, or non-compliance with such Contract), and (z) are included in Indebtedness or Transaction Expenses.

3.5.2. The Company has in place systems and processes (including the maintenance of proper books and records) that are designed to (1) provide reasonable assurances regarding the reliability of the Financial Statements and (2) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes, the “Financial Controls”). None of the Company, its Subsidiaries, their respective officers nor the Company’s independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Financial Controls or the Financial Statements that has not been resolved. There have been no instances of fraud or intentional misrepresentation by any Worker, whether or not material, that occurred during any period covered by the Financial Statements.

3.6. Ordinary Course of Business; No Material Adverse Effect. Since the Reference Balance Sheet Date: (a) the Company and its Subsidiaries have operated in the ordinary course of business; and (b) no Material Adverse Effect has occurred.

3.7. Taxes. Except in each case as set forth on Schedule 3.7:

3.7.1. The Company and any of its Subsidiaries have timely filed, or have caused to be timely filed on their behalf (after giving effect to extensions), all Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries. All such Tax Returns were true, correct and complete in all material respects. All Taxes required to be paid by or with respect to the Company or its Subsidiaries (whether or not shown as due and payable on any such Tax Return) have been paid in full.

3.7.2. All Taxes required to have been withheld and paid in connection with amounts paid by the Company or its Subsidiaries to any Worker, creditor, equityholder, or other third party have been withheld and paid to the appropriate Taxing Authority.

3.7.3. Neither the Company nor any of its Subsidiaries have been notified in writing by a Taxing Authority of any deficiency or other assessment, audit or examination concerning Taxes of the Company or any of its Subsidiaries that, if determined adversely to the Company or its Subsidiaries, would reasonably be expected to result in material Tax Liability.

3.7.4. There are no pending requests for rulings or determinations by or before a Taxing Authority relating to Taxes with respect to the Company or any of its Subsidiaries. No power of attorney has been executed by or on behalf of the Company or any of its Subsidiaries with respect to any matters relating to Taxes that is currently in force.

3.7.5. There has been no extension or waiver of any statute of limitations in respect of Taxes with respect to the Company or any of its Subsidiaries that remains in effect.

3.7.6. No claim or nexus inquiry has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or that the Company or any of its Subsidiaries has a duty to collect Taxes.

3.7.7. None of the assets of the Company or any of its Subsidiaries are currently subject to any Liens with respect to Taxes, other than Permitted Liens.

3.7.8. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing agreement, Tax indemnity, or tax-allocation agreement other than any such agreement not primarily related to Taxes.

3.7.9. Neither the Company nor any of its Subsidiaries has, or ever had, (during any taxable period remaining open for the assessment of Tax by any applicable Taxing Authority under its applicable statute of limitations), any place of business or permanent establishment in any jurisdiction outside the United States.

3.7.10. Neither the Company nor any of its Subsidiaries has obtained any consent or clearance from or entered into any settlement or arrangement with any Taxing Authority that would be binding on Buyer or result in a material Tax Liability for Buyer for any Tax period (or portion thereof) ending after the Closing Date.

3.7.11. The Company and its Subsidiaries have properly and timely documented its transfer pricing methodology in compliance with Sections 482 and 6662 of the Code and any similar or comparable provision of applicable Legal Requirement. Neither the Company nor any of its Subsidiaries is a party to any advance pricing agreement or any similar or comparable contract or agreement.

3.7.12. Neither the Company nor any of its Subsidiaries has ever participated in an international boycott within the meaning of Section 999 of the Code.

3.7.13. Schedule 3.7.13 contains a true and complete list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company and its Subsidiaries.

3.7.14 The Company has in effect a valid election under Treasury Regulation Section 301.7701-3 to be classified as an association taxable as a C corporation.

3.8. Operations in Conformity with Laws.

3.8.1. The Company and each of its Subsidiaries have complied in all material respects with, are not in material violation of, and have not received, nor to the Company’s Knowledge is there any Basis for, any allegation or notice of material default or violation with respect to, any Legal Requirement or Permits with respect to the conduct of its business, or the ownership or operation of its business. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time or both) constitute, or result directly or indirectly in, a default under, a material breach or violation of, or a failure to comply with, any Legal Requirement or Permits with respect to the conduct of the business of the Company or any of its Subsidiaries or the ownership or operation of the Company or any of its Subsidiaries. The Company and its Subsidiaries owns or possess all Permits that are necessary to conduct the business of the Company and its Subsidiaries as presently conducted and as proposed to be conducted.

3.8.2. None of the Company, any of its Subsidiaries or any of their respective Representatives, or distributors while retained by the Company or any other Person acting on behalf of any such Person have, with respect to the business of the Company or any of its Subsidiaries, (1) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity or (2) made any unlawful payment to any government official or employee or any political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other Legal Requirement applicable to the conduct of business with Governmental Authorities (collectively, “Anti-bribery Laws”). The Company has made available to Buyer true, correct and complete copies of each Contract in effect, if any, as of the date of this Agreement between the Company or any of its Subsidiaries, on the one hand, and any sales agent or foreign representative thereof, on the other hand.

3.8.3. Except as set forth on Schedule 3.8.3, neither the Company nor any of its Subsidiaries has applied for or received, is or will be entitled to or is or will be the beneficiary of any grant, subsidy or financial assistance from any Governmental Authority.

3.8.4. The Company and each of its Subsidiaries have at all times conducted their business in accordance with (1) all applicable U.S. export control and economic sanctions laws, including the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, and the various statutes, regulations, and executive orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control; and (2) all other applicable import/export controls in other countries in which the Company conducts business.

3.8.5. Schedule 3.8.5 sets forth the true, complete and accurate export control classifications applicable to the Company’s or any of its Subsidiaries’ products, services, software and technologies.

3.8.6. Each Permit (i) under which the Company or any of its Subsidiaries currently operates or holds any interest in any of their assets, or (ii) that is required for the operation of the Company’s or any of its Subsidiaries’ businesses as presently conducted or the holding of any such interest (collectively, the “Company Authorizations”) has been issued or granted to the Company or one of its Subsidiaries, as applicable. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each of its Subsidiaries to lawfully operate or conduct their businesses or hold any interest in their assets.

3.9. Intellectual Property.

3.9.1. Schedule 3.9.1 (i) sets forth each granted patent, pending patent application, copyright registration or application therefor, and trademark, service mark and domain name registration or application therefor owned by or purported to be owned by the Company or any of its Subsidiaries (“Company Registered IP”) and any actions that must be taken within one hundred eighty (180) days after the date hereof for the purposes of obtaining, maintaining, perfecting, preserving or renewing any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of documents, applications or certificates or any responses to office actions. The Company or any of its Subsidiaries is the owner of the Company Registered IP free and clear of all Liens (other than Permitted Liens). Each of the Company Registered IP is valid, enforceable and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered IP have been made and all necessary documents, recordations and certificates in connection with such Company Registered IP have been filed with the relevant Governmental Authority. Schedule 3.9.1(i) sets forth an accurate and complete list of all material Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries that is not Company Registered IP. The Company or any of its Subsidiaries has not received any written notice challenging the legality, validity, enforceability or ownership of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries. The Company has not licensed any rights to or in U.S. Patent No. 10,803,985., other than to USARAD Holdings, Inc

3.9.2. The Company or its Subsidiaries exclusively and solely owns, free of any Liens other than non-exclusive licenses entered into in the ordinary course of business, or has the right to use all Intellectual Property necessary (i) to use, manufacture, sell, offer for sale, import, supply, perform, reproduce, display, market and distribute the Customer Deliverables and (ii) to use, make, perform, reproduce and operate the Internal Systems. The Company and its Subsidiaries have taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Company Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries (except pursuant to agreements or licenses additionally specified in Schedule 3.9.2), and, to the Company’s Knowledge, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property.

3.9.3. Except as would not have a Material Adverse Effect, to the Company’s Knowledge, the operation by the Company and its Subsidiaries of their business, including the design, development, use, import, export, manufacture, licensing, sale, offering for sale, supply or other disposition of the Customer Deliverables and/or the Internal Systems does not (i) infringe, violate or misappropriate the Intellectual Property rights of any Person, or (ii) constitute unfair competition or trade practices under applicable laws. Schedule 3.9.3 additionally lists any unresolved complaint, claim or notice, or written threat thereof, received by the Company or any of its Subsidiaries alleging any such infringement, violation or misappropriation; and the Company or any of its Subsidiaries have made available to Buyer complete and accurate copies of all written documentation in the possession of the Company or any of its Subsidiaries relating to any such unresolved complaint, claim, notice or threat. The Company and its Subsidiaries have made available to Buyer complete and accurate copies of all written documentation in the Company’s possession relating to current, unresolved claims or disputes known to the Company or any of its Subsidiaries concerning any Company Intellectual Property. To the Company’s Knowledge, no third party has threatened any Action or claim against the Company or any of its Subsidiaries for the infringement, violation or misappropriation of any Intellectual Property.

3.9.4. Except as described in Schedule 3.9.4, neither the Company nor any of its Subsidiaries has agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property.

3.9.5. Schedule 3.9.5 identifies each item of Company Intellectual Property that is owned, in whole or in part, by a party other than the Company or one of its Subsidiaries, and the license or agreement pursuant to which the Company or any of its Subsidiaries uses it (excluding off-the-shelf software programs licensed by the Company or one of its Subsidiaries pursuant to “shrink wrap” or “click through” licenses).

3.9.6. Neither the Company nor any of its Subsidiaries has disclosed the source code for any software developed by it, or other confidential information constituting, embodied in or pertaining to such software, to any person or entity, except pursuant to the agreements listed in Schedule 3.9.6, and neither the Company nor its Subsidiaries have taken reasonable measures to prevent disclosure of such source code.

3.9.7. All of the Intellectual Property incorporated in or used in conjunction with the Customer Deliverables and/or the Internal Systems have been created by employees or agents of the Company and its Subsidiaries within the scope of their employment or engagement by the Company and its Subsidiaries or by independent contractors of the Company and its Subsidiaries. Each Worker has executed written, valid and enforceable agreements expressly assigning to the Company or its Subsidiaries all right, title and interest in and to any Intellectual Property conceived of, created, developed or first reduced to practice in the course of such Worker’s employment by or engagement with the Company or one of its Subsidiaries. No portion of such Intellectual Property was jointly developed with any third party, except to the extent all right, title and interest in and to such Intellectual Property held by such third party as a result of such joint development has been assigned to the Company or its Subsidiaries. The Company and its Subsidiaries have paid, in full, all required compensation to employees, agents or independent contractors in relation to all Intellectual Property owned or purported to be owned by the Company and its Subsidiaries, and neither this Agreement nor any transactions contemplated by this Agreement will result in any further amounts being payable to any Worker.

3.9.8. Except as set forth in Schedule 3.9.8, neither the Company nor any of its Subsidiaries has (i) incorporated any Open Source Materials into, or combined Open Source Materials with, any Customer Deliverables and/or Internal Systems, (ii) distributed Open Source Materials in connection with any Customer Deliverables and/or Internal Systems, or (iii) used Open Source Materials in any manner that (A) creates, or purports to create, obligations for the Company or any of its Subsidiaries with respect to software developed or distributed by the Company or any of its Subsidiaries or (B) grants, or purports to grant, to any third party any rights or immunities under intellectual property rights. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has used any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge.

3.9.9. Neither the Company nor any of its Subsidiaries is subject to any agreement with any standards body or other similar entity that would obligate the Company or any of its Subsidiaries to grant licenses or rights to or otherwise impair its control, enforcement or use of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

3.9.10. There is no Order or other prohibition or restriction, issued by a Governmental Entity, on the use, practice or exploitation of any Customer Deliverables or the Internal Systems in any jurisdiction in which the Company or any of its Subsidiaries currently conducts, has conducted or currently contemplates conducting business.

3.9.11. No Governmental Entity, university, or other similar educational institution has provided or provides facilities or funding for the creation or development of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries. No Governmental Entity, university, or other similar educational institution have any rights in or with respect to any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

3.9.12. The Company and its Subsidiaries have (1) complied in all material respects with its privacy policies and guidelines, related contractual obligations with customers and all Legal Requirements; and (2) taken all adequate and necessary measures to ensure that its data, including but not limited to personal information, is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the Company’s Knowledge, there has been no (i) loss, damage, or unauthorized access, use, transmission, modification, or other misuse of any such information by the Company or any of its Subsidiaries or any of its employees, or any agents or third parties; or (ii) unauthorized access to any databases, computers, storage media (e.g., backup tapes), network devices, or other devices that process or store personal information, whether hosted or operated by the Company or any of its Subsidiaries or any other Person on the Company’s or its Subsidiaries’ behalf. To the Company’s Knowledge, no Person (including any Governmental Authority) has made any claim or commenced any Action with respect to any alleged loss, damage, or unauthorized access, use, modification, or other misuse of any such personal information by the Company or its Subsidiaries or any employee.

3.9.13. Schedule 3.9.13 sets forth all Intellectual Property owned by the Company and its Subsidiaries that is issued or registered or subject to pending applications for issuance or registration in the name of the Company or any of its Subsidiaries. To the Company’s Knowledge, the Intellectual Property set forth on Schedule 3.9.13 is valid, subsisting and enforceable.

3.10. Assigned Contracts.

3.10.1. Schedule 3.10.1 includes each contract included in the Assets and being assigned to and assumed by Buyer (the “Assigned Contracts”). The Company has made available to the Buyer an accurate and complete copy of each Assigned Contract. All Assigned Contracts are valid, binding against the Company or one of its Subsidiaries, as applicable, and in full force and effect. The Company and its Subsidiaries are not, and, to the Company’s Knowledge, no other party is in material default under, or in material breach or violation of, any Assigned Contract, and (b) to the Company’s Knowledge no event has occurred on or prior to the date hereof (with or without notice, lapse of time or both) would constitute a material default by the Company or any of its Subsidiaries under any Assigned Contract.

3.10.2. The Assigned Contracts include all customer contracts; contracts with consultants, contracts relating to the Company’s technology, products and services, and IP.

3.10.3. No Assigned Contracts are Government Contracts.

3.11. Transactions with Affiliates. Except as set forth on Schedule 3.11, no Affiliate, officer, manager or director (or the equivalent) of the Company or any of its Subsidiaries (nor any immediate family member of such Persons or any trust, partnership or company in which any of such Persons has or has had an interest) has or has had, directly or indirectly, other than with respect to the payment of compensation to officers, managers and directors (or the equivalent) in the ordinary course of business, (a) any interest in any third party which furnished or sold, or furnishes or sells, services, products or technology that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, (b) any interest in any third party that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services or (c) any interest in any contract to which the Company or any of its Subsidiaries is a party, except that ownership of no more than one percent of the outstanding voting stock of a publicly traded company shall not be deemed to be an “interest in any third party” for purposes of this Section 3.11.

3.12. Litigation. Except as set forth on Schedule 3.12, there is no Action pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, or any of their respective assets or property, including any Company Intellectual Property, or any of their respective officers, managers or directors in their capacities as such. No Governmental Order has been or is outstanding against the Company or any of its Subsidiaries, any of their respective assets or properties, or any of the Company’s or its Subsidiaries’ officers, managers or directors in their respective capacities as such. There is no Action pending or, to the Company’s Knowledge, threatened, against any Person who has a contractual right or a right pursuant to the Organizational Documents, other Legal Requirement to indemnification from the Company related to any Basis existing prior to the Closing Date, nor is there any Basis therefor. There is no Action pending or, to the Company’s Knowledge, threatened based on a claim of breach of fiduciary duty by the Company’s directors or officers arising out of actions taken by the Company’s managers, directors or officers prior to the Closing Date, nor is there any Basis therefor. There is no Action by the Company or any of its Subsidiaries pending, threatened or contemplated against any other Person.

3.13. Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Company other than fees (if any) that will be paid by the Company and its Affiliates and for which the Buyer and (after the Closing) the Company will have no responsibility to pay.

3.14. Customers and Suppliers. Schedule 3.14 sets forth a list of the ten (10) largest customers of the Company (measured by aggregate revenue) and five (5) largest suppliers of the Company (measured by aggregate payments) for the twelve (12) month period ending on the Reference Balance Sheet Date. Since the Reference Balance Sheet Date, no customer or supplier listed on Schedule 3.14 has provided written notice that it intends to cease doing business with or materially decrease the amount of business done with the Company or materially alter the terms upon which it is willing to do business with the Company.

3.15. Regulatory Matters.

3.15.1. The Company has not classified the items that it produces, designs, tests, manufactures, fabricates, or develops for purposes of U.S. export controls (including hardware, software, technology). The Company does not produce, design, test, manufacture, fabricate, or develop any items that are controlled for export under the Export Administration Regulations, 15 CFR Parts 730-744. The Company does not produce, design, test, manufacture, fabricate, or develop any defense articles, technical data, or services subject to the International Traffic in Arms Regulations, 22 CFR Parts 120-130. The Company is not registered under the ITAR with the U.S. Department of State’s Directorate of Defense Trade Controls. The Company does not have a facility clearance to do classified work for the U.S. Government. The Company does not maintain or collect any “sensitive personal data” as that term is used in 31 CFR § 800.248.

3.16. Data Privacy. In connection with its collection, storage, use and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable laws (collectively “Personal Information”) by or on behalf of the Company, the Company is and has been, to the Company’s Knowledge, in compliance with (i) all applicable laws (including, without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended, and laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, and (ii) the Company’s privacy policies, by which the Company is bound. The Company maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. The Company is and has been, to the Company’s Knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

3.17. Stock Consideration.

(a) The Stock Consideration to be acquired by the Company will be acquired for investment for the Company’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Company has no present intention of selling, granting any participation in, or otherwise distributing the same. Company does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Stock Consideration.

(b) The Company understands that the Stock Consideration is “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Company must hold the Stock Consideration for a period of six months until the Stock Consideration is freely tradeable pursuant to Rule 144 promulgated pursuant to the Securities Act.

The Company understands that the Stock Consideration has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Company’s representations as expressed herein. The Company understands that the Stock Consideration is “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Company must hold the Stock Consideration for a period of six months until the Stock Consideration is freely tradeable pursuant to Rule 144 promulgated pursuant to the Securities Act. The Company acknowledges that the Company has no obligation to register the Stock Consideration for resale.

(c) The Company is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(d) The Company understands that the Stock Consideration may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

Plus, any legend required by the securities laws of any state to the extent such laws are applicable to the Stock Consideration represented by the certificate, instrument, or book entry so legended.

3.18. No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3 (including the related portions of the Disclosure Schedules), neither Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Assets furnished or made available to Buyer and its Representatives including management presentations or in any other form in expectation of the Contemplated Transactions or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

4. Representations and Warranties of the Buyer.

The Buyer and Parent each represent and warrant, severally, to the Company as of the date hereof and the Closing Date (unless the particular statement speaks expressly as of a particular date, in which case it is true and correct only as of such date) as follows (in each case, except where context implies otherwise, with respect to the Company and its Affiliates) as follows

4.1. Organization. The Buyer and Parent are each (a) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to materially impair or delay the Buyer’s ability to consummate the Contemplated Transactions. The Buyer is a wholly-owned subsidiary of the Parent. Parent is classified as a corporation for United States tax purposes.

4.2. Authorization. Each of Buyer and the Parent has the corporate power and authority to execute and deliver this Agreement, the Escrow Agreement and the instruments required to be executed and delivered by it pursuant hereto, to perform its obligations hereunder, to issue the Stock Consideration, and to consummate the Contemplated Transactions. Each of the Buyer and the Parent has taken all corporate actions or proceedings required to be taken by or on the part of the Buyer and the Parent to authorize and permit the execution and delivery by the Buyer and the Parent of this Agreement, the Escrow Agreement and the instruments required to be executed and delivered by it pursuant hereto and the performance by each of the Buyer and the Parent of its respective obligations hereunder and the consummation by the Buyer and the Parent of the contemplated transactions, including issuance of the Stock Consideration. This Agreement has been (or in the case of the Escrow Agreement, will be) duly executed and delivered by each of the Buyer the Parent, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of each of the Buyer and the Parent, enforceable against the Buyer and the Parent in accordance with its terms.

4.3. No Violation or Approval; Consents. Except as set forth in Schedule 3.3, neither the execution and delivery of or its performance of its obligations under this Agreement by the Buyer or the Parent nor either of its consummation of the Contemplated Transactions will:

4.3.1. require any consent, waiver, approval, clearance, permit, order or authorization of or from, or registration, declaration, notice or filing to or with any Governmental Authority with respect to the Buyer or the Parent;

4.3.2. not (1) except as set forth in Schedule 4.3.2, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Lien (other than Permitted Liens) or other arrangement to which the Buyer or the Parent is a party or by which the Buyer or the Parent is bound or to which its assets are subject, or (3) result in the imposition of any Lien (other than Permitted Liens); or

4.3.3. result in a material breach or violation of, or material default under, the Organizational Documents of the Buyer or the Parent.

4.4. Valid Issuance of Stock Consideration. The Stock Consideration, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement (including upon delivery to the Escrow Agent), will be validly issued and outstanding, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Company. Assuming the accuracy of the representations of the Company in Section 4 of this Agreement, the Stock Consideration will be issued in compliance with all applicable federal and state securities laws.

4.5. Litigation. There is no Action pending or, to the knowledge of the Buyer and Parent, threatened against the Buyer, the Parent or any of their Affiliates or any of their properties, asserts or business, that would prevent Buyer from (a) executing and delivering this Agreement, or (b) performing Buyer’s or Parent’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement.

4.6. Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Buyer or any of its Affiliates other than fees (if any) that will be paid by the Buyer or its Affiliates and for which the Company and its Affiliates will have no responsibility to pay.

4.7 Intended Tax Treatment. Neither Parent, Buyer nor any of their respective Affiliates has taken or agreed to take any action, and there exists no fact or circumstance among Parent, Buyer, and their respective Affiliates that is reasonably likely to prevent or impede the consummation of the transactions contemplated hereby from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(C) of the Code.

4.8 Buyer; Stock Consideration. Buyer is a direct, wholly-owned Subsidiary of Parent. The Closing Stock Consideration and the Earnout (if any) received by the Company consists and will consist solely of Parent’s ordinary shares that entitle the holders to vote on Parent’s board of directors.

4.9 Independent Investigation. Buyer and the Parent have conducted their own independent investigation, review and analysis of the Business and the Assets, and acknowledge that each has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Buyer and Parent each acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, each has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Section 3 of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Company nor any other Person has made any representation or warranty as to the Company, the Business, the Assets or this Agreement, except as expressly set forth in Section 3 of this Agreement (including the related portions of the Disclosure Schedules).

5. Conditions Precedent to the Obligations of the Buyer.

The obligation of the Buyer to consummate the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

5.1. Representations and Warranties. (i) The Company Fundamental Representations and the representations set forth in clause (b) of Section 3.6 shall be true and correct in all respects at and as of the date hereof and the Closing Date with the same effect as though made at and as of such date and (ii) the representations and warranties of the Company in this Agreement and any certificate or other writing delivered pursuant hereto other than the Company Fundamental Representations shall be true and correct at and as of the date hereof and the Closing Date with the same effect as though made at and as of such date, except, in the case of this clause (ii), where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect (without giving effect to “material,” “in all material respects,” “Material Adverse Effect” or similar phrases in the representations and warranties that limit the representations and warranties); provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period will be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

5.2. Performance of Obligations. The Company (including its Subsidiaries) will have complied with and performed in all material respects all covenants and agreements required by this Agreement to be complied with or performed by the Company (including its Subsidiaries), respectively, at or prior to the Closing.

5.3. Compliance Certificate. The Company will have delivered to the Buyer a certificate dated as of the Closing Date, executed by an officer of the Company, to the effect that each of the conditions specified above in Sections 5.1 and 5.2 has been satisfied.

5.4. Injunctions. No Governmental Authority will have enacted, issued or promulgated any Legal Requirement (whether temporary, preliminary or permanent) that remains in effect and that enjoins, makes illegal or otherwise prohibits the consummation of the Contemplated Transactions.

5.5. Escrow Agreement. The Buyer will have received a copy of the Escrow Agreement, duly executed and delivered by the Company and the Escrow Agent.

5.6. Personnel. Michael Averbach and Sergey Fradkov shall have executed employment agreements with the Buyer for a term of not less than one year post-Closing Date.

5.7. Secretary’s Certificate. The Company will have delivered to the Buyer a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to and attaching (a) copies of resolutions duly adopted by the Board of Directors or Managers of the Company authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the Contemplated Transactions, including a certification that such resolutions shall not have been modified or rescinded as of the Closing Date, (b) the certificate of formation (or equivalent other governing document) of the Company and each of its Subsidiaries certified by the Secretary of State or similar Governmental Authority in its jurisdiction of organization, (c) the good standing of the Company and its Subsidiaries in their respective jurisdictions of organization, including copies of good standing certificates (or equivalent documents) issued within five (5) Business Days of the Closing Date by the Secretary of State or similar Governmental Authority in its jurisdiction of organization.

5.8. Consents. All actions, approvals, consents and waivers that are listed in Schedule 5.8 shall have been taken or obtained, as applicable, and evidence thereof shall have been delivered by the Company to the Buyer, in each case in a form and substance reasonably acceptable to the Buyer.

5.9. Non-competition Agreements. The Non-competition Agreements shall be in effect and not have been repudiated.

5.10. USARAD Stock Purchase Agreement. The Stock Purchase Agreement by and among the Buyer, the Parent, USARAD Holding., Inc. and the other parties named therein, dated as of October 2021, shall have closed.

5.11. Assets. The Assets shall be free from any Lien, other than Permitted Liens, and freely transferable other than Permitted Liens.

6. Conditions Precedent to Obligations of the Company.

The obligation of the Company to consummate the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

6.1. Representations and Warranties. (i) The Buyer Fundamental Representations shall be true and correct in all respects at and as of the date hereof and the Closing Date with the same effect as though made at and as of such date and (ii) the representations and warranties of the Buyer and the Parent in this Agreement and any certificate or other writing delivered pursuant hereto other than those set forth in clause (i) above shall be true and correct at and as of the date hereof and the Closing Date with the same effect as though made at and as of such date, except, in the case of this clause (ii), where the failure to be true and correct would not reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the Closing (without giving effect to materiality, material adverse effect or similar phrases in the representations and warranties that limit such representations and warranties); provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period will be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

6.2. Performance of Obligations. The Buyer will have complied with and performed in all material respects all covenants and agreements required by this Agreement to be complied with or performed by the Buyer at or prior to the Closing.

6.3. Compliance Certificate. The Buyer will have delivered to the Company a certificate of the Buyer dated as of the Closing Date to the effect that each of the conditions specified above in Sections 6.1 and 6.2 has been satisfied.

6.4. Injunctions. No Governmental Authority will have enacted, issued or promulgated any Legal Requirement or Governmental Order (whether temporary, preliminary or permanent) that remains in effect and that enjoins, makes illegal or otherwise prohibits the consummation of the Contemplated Transactions.

6.5. Escrow Agreement. The Company will have received a copy of the Escrow Agreement, duly executed by the Buyer, the Parent and the Escrow Agent.

6.6 Secretary’s Certificate of Buyer. The Buyer will have delivered to the Company a certificate of the Secretary of the Buyer, dated as of the Closing Date, certifying as to and attaching (a) copies of resolutions duly adopted by the Board of Directors or Managers of the Buyer authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the Contemplated Transactions, and including a certification that such resolutions shall not have been modified or rescinded as of the Closing Date, (b) the certificate of formation (or equivalent other governing document) of the Buyer and each of its Subsidiaries certified by the Secretary of State or similar Governmental Authority in its jurisdiction of organization, (c) the good standing of the Buyer in its jurisdiction of organization, including copies of the good standing certificate (or equivalent documents) issued within five (5) Business Days of the Closing Date by the Secretary of State or similar Governmental Authority in its jurisdiction of organization.

6.7 Secretary’s Certificate of the Parent. The Parent will have delivered to the Company a certificate of the Secretary of the Parent, dated as of the Closing Date, certifying as to and attaching (a) copies of resolutions duly adopted by the Board of Directors or Managers of the Parent authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the Contemplated Transactions, including the issuance of the Stock Consideration, and including a certification that such resolutions shall not have been modified or rescinded as of the Closing Date, (b) the certificate of formation (or equivalent other governing document) of the Parent certified by the Secretary of State or similar Governmental Authority in its jurisdiction of organization, (c) the good standing of the Parent in its jurisdiction of organization, including copies of the good standing certificate (or equivalent documents) issued within five (5) Business Days of the Closing Date by the Secretary of State or similar Governmental Authority in its jurisdiction of organization.

7. Covenants of the Parties.

7.1. Conduct of Business Prior to Closing. From the date hereof until the Closing, the Company shall conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, and except as (i) expressly contemplated by this Agreement, (ii) required by Legal Requirement, or (iii) otherwise consented to in writing in advance by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed),

7.1.1. the Company shall, and shall cause its Subsidiaries to:

(a) (A) pay all of its debts and Taxes when due, except to the extent such debts or Taxes are being contested in good faith by appropriate proceedings, and for which adequate reserves have been established, (B) pay or perform its other obligations when due, and (C) use commercially reasonable efforts consistent with past practice to (1) preserve intact its present business organization, (2) keep available the services of its present officers and key employees, and (3) preserve its relationships with customers, suppliers, licensors, licensees, and others having business dealings with it;

(b) notify Buyer of any change, occurrence or event not in the ordinary course of business of the Company, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, could reasonably be expected to have a Material Adverse Effect or which is reasonably likely to cause any of the conditions in Article 5 and Article 6 not to be satisfied; and

7.1.2. the Company shall not, and shall not permit its Subsidiaries to:

(a) adopt or propose any change in the Organizational Documents;

(b) merge, combine or consolidate with any other Person or acquire any amount of assets of any other Person (except for acquisitions of supplies in the ordinary course of business consistent with past practices), subject to Section 7.3;

(c) settle, release, assign, or compromise any Action relating to an Asset, whether now pending or hereafter made or brought;

(d) commence any Action against any Person relating to an Asset other than in such cases where it in good faith determines that failure to commence an Action would result in the material impairment of a valuable aspect of the Asset, as long as the Company consults with Buyer before the filing of such Action;

(e) sell, assign, lease, license, transfer, abandon or otherwise dispose of, or mortgage, pledge or encumber any of the Assets, other than pursuant to non-exclusive licenses to Company Intellectual Property entered into in the ordinary course of business pursuant to the sale of Company products or services;

(f) (A) amend or modify in any material respect in a manner adverse to the Company or any of its Subsidiaries, or assign or consent to the termination of, any contract that is an Assumed Liability, or (B) except for a new contract with a customer or potential customer entered into in the ordinary course of business, enter into any new agreement which would be considered a material Contract if it had been entered into prior to the date of this Agreement;

(g) fail to maintain insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the Company’s current practices, reduce the amount or scope of any coverage provided by existing insurance policies, permit any existing insurance policy to lapse without being replaced by a commensurate insurance policy or reduce the amount or scope of indemnity bonds issued at the request or for the benefit of the Company;

(h) make or change any election in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(i) make any change in accounting practices or policies from those utilized in the preparation of the Financial Statements, make any change in its invoicing practices, write off, write down or make any determination to write off or write down any of its assets; or make any material change in its credit or allowance practices or policies; or

(j) agree or commit to do any of the foregoing. Notwithstanding the foregoing, the Company shall be permitted, after the date of this Agreement and prior to Closing, to (x) make all required payments on Indebtedness and (y) utilize unrestricted cash to pay obligations of the Company in the ordinary course of business prior to the Closing.

7.2. Confidentiality; Announcements.

7.2.1. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

7.2.2. The parties hereto will not, and will cause their Representatives not to, issue or cause the publication of any press release or other public announcement or make any disclosure to any Person regarding (a) this Agreement, the Disclosure Schedule, the Contemplated Transactions, or any discussions, memoranda, letters or agreements related to this Agreement or thereto, including any announcement to customers, suppliers or other third parties having dealings with the Company, (b) the existence or terms of this Agreement or the Contemplated Transactions; (c) the existence of discussions and negotiations between or among Buyer, the Company, or any of the respective Representatives of Buyer or the Company; (d) the consummation of the Contemplated Transactions or (e) information about the business, properties, financial condition or operations of the other parties hereto, in the case of each of clauses (a)–(e) without prior approval of the other parties, except to the extent (x) disclosure is required by a party to its Tax, financial, legal or other professional advisors or, if applicable, spouse, subject to a duty of confidentiality, for purposes of complying with such Company’s Tax obligations or other reporting obligations under Legal Requirements arising out of the Contemplated Transactions, or (y) disclosure is made by the Company to its legal counsel, subject to a duty of confidentiality.

7.2.3. After the Closing Date, the Company agrees and agrees to cause its Representatives to treat any and all Proprietary Information included in the Assets as confidential and not disclose or make it available to any Person unless it is or has been:

(a) obtained legally and freely from a third party without restriction as to the disclosure of such information;

(b) made public as required by applicable Legal Requirements; or

(c) within the public domain or later becomes part of the public domain as a result of acts by someone other than the Company or any Representative of the Company.

7.2.4. To the extent obliged to treat such Proprietary Information as confidential, the Company shall use the same degree of care as it uses with regard to its own proprietary information to prevent disclosure, use, or publication of the Proprietary Information.

7.2.5. In the event that the Company or any of their respective Representatives becomes legally compelled to disclose any such Proprietary Information other than as permitted by Section 7.2.3, the Company shall provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy or waive compliance with Section 7.2.3, and in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with Section 7.2.3, furnish only that portion of such Proprietary Information that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Proprietary Information.

7.3. No Solicitation.

7.3.1. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, the Company will not directly or indirectly:

(a) solicit, initiate, knowingly encourage, facilitate or support any inquiry, proposal or offer with respect to, or the making, announcement, submission or completion of any Acquisition Transaction;

(b) participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company, or otherwise cooperate with, facilitate or assist any Person in connection with an Acquisition Transaction;

(c) approve, endorse or recommend any Acquisition Transaction;

(d) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to an Acquisition Transaction; or

(e) resolve, propose or agree to do any of the foregoing.

7.3.2. Upon execution of this Agreement, the Company will, and will cause its Representatives and Affiliates to, immediately cease and cause to be terminated any existing direct or indirect discussions with any Person (other than Buyer) that relate to or are in respect of an Acquisition Transaction.

7.3.3. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, the Company will, and will cause its Representatives and Affiliates to, promptly (and in no event later than 48 hours after receipt thereof) notify Buyer orally and in writing of any proposal, offer, inquiry or notice concerning an Acquisition Transaction or that would reasonably be expected to lead to a proposal relating to any Acquisition Transaction, or any request for information from a Person in respect of an Acquisition Transaction or that would reasonably be expected to lead to a proposal relating to any Acquisition Transaction (including the identity of the Person making or submitting such proposal, offer or request, the material terms thereof and a copy of any written proposal, offer or request) that is received by the Company, or any representative thereof. The Company will keep Buyer informed on a reasonably current basis (and, in any event, within 48 hours) of the status and details of any material modifications to any such proposal, offer or request.

7.4. Preparation for Closing.

7.4.1. Subject to the terms and conditions hereof, each of the Company, the Buyer and the Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the Contemplated Transactions as promptly as practicable, including preparing and filing as promptly as practicable with the applicable Governmental Authorities all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications, approvals and other documents necessary to consummate the Contemplated Transactions.

7.4.2. Each of the Company, the Buyer and the Parent will cooperate with one another (a) in determining whether any actions, consents, approvals or waivers are required to be obtained from third parties, including with respect to any contracts that are an Assumed Liability, in connection with the consummation of the Contemplated Transactions and (b) in taking such actions, furnishing documents and information required in connection therewith and seeking to obtain in a timely manner any such actions, consents, approvals or waivers; provided, that (i) nothing in this Agreement will obligate or be construed to obligate the Company to make or cause to be made any payment or concession to any third party in order to obtain any such action, consent, approval or waiver under any Assigned Contract and (ii) the obtaining of any such action, consent, approval or waiver shall not be a condition to any party’s obligation to consummate the Closing, except as provided in Section 5.8.

7.5. Tax Matters.

7.5.1. Transfer Taxes. The Buyer shall bear Liability for all Transfer Taxes in connection with the Contemplated Transactions, and shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. If required by applicable Law, the Company will join in the execution of and/or file any such Tax Returns and other documentation.

7.5.2. Forms W-9 or W-8. In connection with the requirements under the Escrow Agreement, prior to Closing, the Company will provide to Buyer and the Escrow Agent completed and executed Internal Revenue Service Form W-9 or Form W-8, as applicable. Notwithstanding anything herein to the contrary, the failure of the Company to provide a completed W-9 or W-8, if applicable, shall entitle the Escrow Agent and Buyer to withhold any payments to be made to the Company until the completed W-9 or W-8 is provided.

7.6. Notification. From the date hereof until the Closing Date, the Company may disclose to the Buyer in writing (in the form of updated Disclosure Schedules) (the “Schedules Notice”) any development, fact or circumstance, solely to the extent arising after the date hereof, causing a breach of any of the representations and warranties contained in Section 3 hereof. Such Schedules Notice shall amend and supplement the appropriate Disclosure Schedules delivered on the date hereof and attached hereto; provided that (A) if the condition set forth in Section 5.1 would not be satisfied if the Disclosure Schedule were not so amended and supplemented, then the Buyer will have the right to terminate this Agreement by providing written notice of such termination to the Company, and (B) no information or Schedules Notice provided under this Section 7.6 will, or will be deemed to, limit or modify or otherwise affect any representation or warranty contained herein.

7.7. Share Lock-Up and Sale Restrictions.

(a) The Company shall be subject to the minimum lock-up and resale restrictions, according to Nasdaq rules and regulations and applicable U.S. securities laws.

(b) The Company shall not use any non-public information of Buyer or the Parent which has been received in connection with this Agreement to purchase, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer, dispose of any securities of the Parent.

(c) The Buyer and the Parent shall undertake the actions required to (i) cause the Parent to comply with all reporting requirements of the Securities Exchange Act of 1934 and any other requirements in order for the Stock Consideration to become freely tradeable pursuant to Rule 144 promulgated pursuant to the Securities Act and (ii) cause the transfer agent of the Parent’s stock to remove the restricted stock legend on the Stock Consideration so that the Stock Consideration becomes freely tradeable by the Company at such time as permitted under Rule 144. The Buyer and the Parent shall bear all the costs related to the requirements of this Section 7.7(c).

7.8. SBA Loan. Company agrees that within six months following the Closing, it (i) will replace the collateral on the lien in favor of the SBA (including through amendment or repayment in full of the relevant loan and security agreements), with collateral that is not an Asset or Assigned Contract and (ii) will ensure that the existing UCC-1 filed by the SBA with the State of New York showing the Company as Debtor is terminated or amended to remove as collateral all Assets or Assigned Contracts.

7.9. Further Assurances. Each of the Company, the Buyer and the Parent, upon the request of the other from time to time after the Closing, and at the expense of the requesting party but without further consideration, shall sign such documents and take such actions as may be necessary or otherwise reasonably requested to effect, or make more fully effective, the consummation of the Contemplated Transactions.

7.9 Dividends; Voting Rights. In respect of the portion of the Closing Stock Consideration consisting of the Escrow Amount (such portion, the “Escrowed Shares”), each of the Company, Buyer and Parent covenants and agrees that, at all times while the Escrowed Shares are held by the Escrow Agent (a) all dividends declared on the Escrowed Shares shall be distributed currently to the Company (or its designee(s)); and (b) all voting rights in respect of the Escrowed Shares shall be exercisable by or on behalf of the Company (or its designee(s)). Upon any Escrow Shares being returned to Parent in accordance with this Agreement and the Escrow Agreement, respectively, neither the Company nor any of its designees, shareholders, successors, or assigns shall have any further rights in respect of such Escrow Shares.

8. Indemnification

8.1. Survival. Except as set forth in this Section  8.1, the representations and warranties of the parties contained in this Agreement or in the certificate delivered pursuant to Section 5.3 or Section 6.3, and the covenants and agreements of the parties hereto to the extent they, by their terms, contemplate or provide for performance prior to the Closing, shall survive the Closing until the date that is twelve (12) months after the Closing Date (the “Escrow Termination Date”), except that the Company Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing until the sixth (6th) anniversary of the Closing Date. The other covenants and agreements of the parties contained in this Agreement, or in any certificate or other writing delivered pursuant hereto or in connection herewith, shall survive the Closing in accordance with their terms. If an Indemnified Party delivers, before the expiration of the applicable survival period described in this Section 8.1, a Claim Notice to the Indemnifying Party asserting a Liability Claim for a breach of a representation or warranty or covenant or agreement made by or on behalf of the Indemnifying Party in or pursuant to this Agreement, then the representation, warranty or covenant will survive the expiration of the applicable survival period described in this Section 8.1 and remain in full force and effect with respect to such Liability Claim until the final resolution thereof. No Liability Claim may be made seeking indemnification for breaches of any representations, warranties, covenants or agreements pursuant to this Section 8 unless a Claim Notice in respect of such Liability Claim is provided to the applicable Indemnifying Party in accordance with this Section 8 prior to the expiration of the applicable survival period described in this Section 8.1.

8.2. Indemnity by the Company.

8.2.1. From and after the Closing, subject to the provisions of this Section 8, the Company shall indemnify the Buyer and each of its Affiliates and each of their respective Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) and hold them harmless from and against any and all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising from:

(a) any breach of any of the representations and warranties of the Company in Section 3 as of the date hereof or as of the Closing Date as if such representation and warranty were made on such date (unless the representation or warranty states that it is made only as of a specified date, in which case, as of the specified date);

(b) any breach, or any failure to perform, any covenant or agreement in this Agreement (or in any certificate or other writing delivered by or on behalf of the Company pursuant hereto) that is required by its terms to be complied with or performed by the Company or any of its Subsidiaries prior to or at the Closing;

(c) any amount by which the Post-Closing Reduction Amount exceeds the Escrow Amount, which shall be compensated in accordance with the terms of Section 2.7.5(a) hereof; or

(d) defending any Third-Party Claim alleging the occurrence of facts or circumstances that, if true, regardless of the outcome of such defense, would entitle a Buyer Indemnified Party to indemnification pursuant to the other provisions of this Section 8.1.

8.2.2. Limitations on Indemnification by Company.

(a) Except with respect to any claims for indemnification for breach of any Company Fundamental Representation or fraud, the Buyer Indemnified Parties will not be entitled to indemnification under Section 8.2.1(a) or Section 8.2.1(d) unless and until (i) with respect to any individual item of Loss, such item is greater than $50,000 or until the aggregate items of Loss are greater than $75,000 (any individual items of Loss that are less than or equal to $50,000 or aggregate items of Loss less than or equal to than $75,000 being “Minor Claims”) and (ii) the item of Loss is in excess of the remaining Escrow Amount, provided, however, that the Buyer shall also be entitled to set off and holdback any Losses that are reasonably determined by the mutual agreement of the Buyer and the Company, with the agreement of MDW not to be unreasonably withheld or delayed, to be indemnifiable Losses from any Earn Out that Buyer would otherwise be obligated to pay under this Agreement.

(b) The maximum aggregate amount of indemnifiable Losses that may be recovered by the Buyer Indemnified Parties from the Company shall be equal to the Purchase Price, provided, however, that the Buyer shall also be entitled to set off and holdback any Losses that are reasonably determined by the mutual agreement of the Buyer and the Company, with the agreement of MDW not to be unreasonably withheld or delayed, to be indemnifiable Losses from any Earn Out that Buyer would otherwise be obligated to pay under this Agreement.

8.2.3. Notwithstanding anything to the contrary contained in this Agreement (including the foregoing limitations and Section 8.12), nothing in this Agreement will (a) prevent any Buyer Indemnified Party from bringing any Action based upon the fraud or willful misconduct of any Person, or (b) limit the Losses recoverable by a Buyer Indemnified Party for an Action based upon fraud.

8.3. Indemnity by the Buyer and the Parent. From and after the Closing, subject to the provisions of this Section 8, the Buyer and the Parent shall jointly and severally indemnify the Company and each of its Affiliates and each of their respective Representatives, successors and assigns (collectively, the “Company Indemnified Parties”) and hold them harmless from and against any and all Losses suffered or incurred by the Company Indemnified Parties to the extent arising from:

(a) any breach of any of the representations and warranties of the Buyer or the Parent in Section 4 as of the date hereof or as of the Closing Date as if such representation and warranty were made on such date (unless the representation or warranty states that it is made only as of a specified date, in which case, as of the specified date);

(b) any breach, or any failure to perform, any covenant or agreement in this Agreement (or in any certificate or other writing delivered by or on behalf of the Buyer pursuant hereto) that is required by its terms to be complied with or performed by the Buyer or any of its Affiliates prior to or at the Closing;

(c) any amount owed by Buyer to the Company (i) pursuant to Section 2.7.5(b) and (ii) with respect to any Transfer Taxes for which the Buyer is responsible in accordance with Section 7.5.1.1; or

(d) defending any Third-Party Claim alleging the occurrence of facts or circumstances that, if true, regardless of the outcome of such defense, would entitle a Company Indemnified Party to indemnification pursuant to the other provisions of this Section 8.3.

8.4. Notification of Certain Claims.

8.4.1. If an Indemnified Party desires to make a Liability Claim, then the Buyer (if such Indemnified Party is a Buyer Indemnified Party) or the Company (if such Indemnified Party is a Company Indemnified Party), as the case may be, will deliver to the Company or Buyer, respectively, a notice (any such notice delivered in accordance with the provisions of this Section  8.4.1, a “Claim Notice”): (i) describing the Liability Claim in reasonable detail (based upon the information then possessed by the Buyer or the Company, as the case may be); and (ii) indicating the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be paid, suffered, sustained or accrued by the Indemnified Party.

8.4.2. No delay or failure in providing such Claim Notice will affect an Indemnified Party’s rights or remedies or an Indemnifying Party’s obligations hereunder except to the extent that the Indemnifying Party is materially and adversely prejudiced thereby.

8.4.3. If the Escrow Funds are available to satisfy the recovery of the claim asserted in such Claim Notice and have not been fully released from the Escrow Account, at the time of delivery of any Claim Notice to the Company, a duplicate copy of such Claim Notice shall be delivered to the Escrow Agent by or on behalf of the Buyer (on behalf of itself or any other Buyer Indemnified Party).

8.4.4. If the Company or the Buyer, as the case may be, in good faith objects to any claim made in any Claim Notice, then the Company or the Buyer, as the case may be, shall deliver a written notice (a “Claim Dispute Notice”) to the Buyer or the Company, as the case may be, during the 30-day period commencing upon receipt by the Company or Buyer, as the case may be, of the Claim Notice. The Claim Dispute Notice will set forth in reasonable detail the principal basis for the dispute of any claim made in the applicable Claim Notice. If the Company or the Buyer, as the case may be, does not deliver a Claim Dispute Notice hereunder prior to the expiration of such 30-day period, then such claim for indemnification set forth in such Claim Notice shall be deemed to have been conclusively determined in favor of the Indemnified Party that delivered the Claim Notice for purposes of this Section  8 on the terms set forth in the Claim Notice and the applicable Indemnified Party will be indemnified for the amount of Losses set forth in the Claim Notice pursuant to this Section  8.

8.4.5. If a Claim Dispute Notice is properly delivered hereunder, then the Buyer and the Company will attempt in good faith to resolve any such objections raised in such Claim Dispute Notice. If the Buyer and the Company agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Buyer and the Company will be prepared and signed by both parties.

8.4.6. If no such resolution can be reached during the 45-day period following receipt of a given Claim Dispute Notice hereunder, then upon the expiration of such 45-day period, either the Buyer or the Company may bring suit to resolve the objection in accordance with Section  10.9.

8.4.7. The Buyer is the sole and exclusive Person authorized to act for, bring Liability Claims on behalf of, or deliver a Dispute Notice on behalf of, the Buyer Indemnified Parties under this Agreement, and the Company is the sole and exclusive Person authorized to act for, bring Liability Claims on behalf of, or deliver a Claim Dispute Notice on behalf of, the Company Indemnified Parties under this Agreement.

8.5. Calculation of Losses. For purposes of determining the amount of any Losses subject to indemnification under this Section 8 (except for indemnification pursuant to Section 8.2.1(c) or Section 8.3(c)), the amount of such Losses will be determined net of (a) any amounts taken into account as liabilities or reserves in the calculation of the Final Working Capital Amount or any other adjustments to the Purchase Price set forth in Section 2.77, and (b) the sum of any amounts recovered under insurance policies providing coverage for such Losses (the “Insurance Policies”), net of any actual out-of-pocket expenses incurred in collecting such amounts (“Insurance Proceeds”). In the event that any Insurance Proceeds are received after payment for the related indemnification claim has been made pursuant to this Section 8, then the Indemnified Party shall pay to the Company or the Buyer, as the case may be, an amount equal to the amount of the reduction in Losses that would have been applied pursuant to the first sentence of this Section 8.5 had such Insurance Proceeds been received at the time such indemnification claim was made. Each Indemnified Party shall use commercially reasonable efforts to make claims under its applicable Insurance Policies. Notwithstanding anything herein to the contrary, no disputed matter that would result in a breach of a representation, warranty, covenant or agreement herein that is the subject of a Liability Claim made pursuant to this Section 8 shall be raised to support any adjustment to Purchase Price pursuant to the terms of Section 2.7 in a manner that would circumvent the monetary limitations set forth in this Section 8.

8.6. Matters Involving Third Parties.

8.6.1. If an Indemnified Party receives written notice of any Action that has been or may be brought or asserted by a third party against such Indemnified Party and that may give rise to a Liability Claim under this Section 8 (each, a “Third-Party Claim”), such Indemnified Party will, promptly after receipt of notice of any such Third-Party Claim, notify the Company of such Third-Party Claim where the Buyer Indemnified Party is the subject of the Third-Party Claim and notify the Buyer where a Company Indemnified Party is the subject of the Third-Party Claim, in each case by the delivery of a notice regarding the same, which shall be deemed a Claim Notice. The failure of an Indemnified Party to so notify the Indemnifying Party of the commencement of any such Third-Party Claim will not limit any party’s rights or relieve any party from Liability in connection therewith, except to the extent that such failure materially and adversely affects the ability of the Indemnifying Party to defend its interests in such Third-Party Claim (to the extent such Indemnifying Party has such right under this Agreement).

8.6.2. In the event of any Third-Party Claim, the Indemnifying Party, upon written notice to the Indemnified Party, will have the right in its sole discretion to assume and control the defense of any such Third-Party Claim; provided that the Indemnified Party and its counsel (at the Indemnified Party’s sole expense) may participate in (but not control the conduct of) the defense of such Claim unless such participation would adversely affect any privilege of the Indemnified Party in respect of such Third-Party Claim. The Indemnifying Party will have the right, in its sole discretion, to settle any Third-Party Claim, but no settlement of any such Third-Party Claim with third party claimants will be determinative of the amount of Losses relating to such matter unless the Indemnified Party consents to such settlement. In the event that the Indemnified Party has consented to any such settlement, the Indemnified Party will have no power or authority to object under any provision of this Section 8 to the amount of Losses with respect to such settlement.

8.6.3. If the Indemnifying Party does not elect to control the defense of a Third-Party Claim in accordance with Section 8.6.2, the Indemnified Party will assume control of the defense of the Third-Party Claim with counsel reasonably satisfactory to the Indemnifying Party. In such event, the Indemnifying Party will be given the opportunity to participate at its own cost in, but not direct or conduct, any defense of such Third-Party Claim, unless such participation would adversely affect any privilege of the Indemnified Party in respect of such Third-Party Claim. The Indemnified Party will not settle any such Third-Party Claim without the consent of the Indemnifying Party unless such settlement (i) provides solely for the payment of money in an amount that is less than the remaining Escrow Funds that are not subject to any other Liability Claim, (ii) provides for a full release of the Indemnifying Party involved in such Third-Party Claim and (iii) does not involve any admission by any Indemnifying Party of breach, violation or wrongdoing or involve any future covenants of an Indemnifying Party, other than covenants of confidentiality relating to the terms of such settlement.

8.6.4. If requested by the Buyer or the Company, as applicable, the other party will enter into a separate confidentiality or joint defense agreement prior to participating in the defense of any Third-Party Claim.

8.6.5. The party controlling the defense of a Third-Party Claim will (i) keep the non-controlling party reasonably advised of the status of such Third-Party Claim and the defense thereof and will consider in good faith recommendations made by the non-controlling party with respect thereto and (ii) make available to the non-controlling party any documents or materials in its possession or control that may be necessary to understand the defense of such claim (subject to confidentiality obligations and the protection of the attorney-client privilege). The non-controlling party will furnish the controlling party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaints or other proceedings which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise reasonably cooperate with and assist the controlling party in the defense of such Third-Party Claim.

8.7. Materiality. For purposes of this Section 8, and the determination of whether any representation, warranty, covenant or agreement of a Person under this Agreement has been breached, and the calculation of any Losses suffered by the other Person on account of such breach hereunder, each such representation, warranty, covenant or agreement qualified by words or phrases such as “material,” “in all material respects” or “Material Adverse Effect” or any similar term shall be read as if such qualification did not exist, except for Section 3.6.

8.8. Reserved.

8.9. Investigation. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, or any other document, certificate or other instrument required to be executed or delivered by any party under this Agreement will not be affected by any investigation conducted (or capable of being conducted) by any Buyer Indemnified Party, Company Indemnified Party or any other Person at any time, or any knowledge acquired (or capable of being acquired) by any Buyer Indemnified Party, Company Indemnified Party or any other Person at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement, provided, however, that the foregoing provision in no way affects the determination as to whether a breach occurred giving rise to an indemnification claim hereunder. The waiver of any condition to Closing based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants and agreements.

8.10. Escrow. Escrow Amount shall be held by the Escrow Agent in the Escrow Account until released in accordance with Section 2.7 and this Section 8 and the Escrow Agreement. From and after the Closing, the Escrow Amount will be available to compensate the Buyer Indemnified Parties for Losses in accordance with this Section 8 and the Escrow Agreement. The Escrow Agreement shall provide that following the Escrow Termination Date, the Escrow Agent shall release to the Company the remainder of the Escrow Funds, other than such portion of the Escrow Funds as may be reasonably necessary as determined by the mutual agreement of the Buyer and the Company, with the agreement of MDW not to be unreasonably withheld or delayed, to satisfy any unresolved or unsatisfied Liability Claims specified in any Claim Notice delivered by the Buyer to the Company before the Escrow Termination Date (which will remain in the Escrow Account, until such claims have been resolved or satisfied). In the event of a conflict between the Escrow Agreement and this Agreement, the terms of this Agreement shall govern. The fees, costs and expenses of the Escrow Agent shall be paid 100% by the Buyer.

8.11. Intentionally Omitted.

8.12. Acknowledgement by the Buyer.

THE REPRESENTATIONS AND WARRANTIES BY THE COMPANY SET FORTH IN SECTION 3 OF THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO THE BUYER IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, WHETHER IN WRITING, ORALLY OR OTHERWISE, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY OR THE ACCURACY AND COMPLETENESS OF ANY INFORMATION SUPPLIED RELATING TO THE COMPANY), ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND ARE NOT BEING RELIED UPON BY THE BUYER OR ANY OF ITS REPRESENTATIVES OR AFFILIATES.

8.13. Manner of Payment. The Buyer Indemnified Party’s right under this Agreement to recover Losses arising out of the matters set forth in Section 8.2.1, subject in each case to the limitations in this Section 8, will be from the following sources:

8.13.1. For Losses under Section 8.2.1(a), from the Escrow Funds, subject to Section 8.13.2;

8.13.2. For Losses under Section 8.2.1(a) arising from breaches of representations and warranties of the Company that constitute Company Fundamental Representations,

(a) first, from the Escrow Funds;

(b) second, from the Earn Out; and

(c) third, directly from the Company.

8.13.3. For Losses under Sections 8.2.1(b) – (d), inclusive, first from the Escrow Funds, and, to the extent such Losses exceed the difference of the Escrow Funds minus any amounts that are subject to Liability Claims submitted by Buyer, second from the earn Out, and third directly from the Company.

8.14. Payment Process. Any indemnification payment to be made by an Indemnifying Party pursuant to this Section 8 will be effected, as applicable, either by (i) release of stock by the Escrow Agent in accordance with the terms hereof and the Escrow Agreement or (ii) wire transfer of immediately available funds from the Indemnifying Party to the account designated by the Buyer or the Company (on behalf of the Buyer Indemnified Parties or the Company Indemnified Parties, respectively) within five (5) Business Days after such Losses have been determined by (a) a final, non-appealable order or judgment of a court of competent jurisdiction or (b) a written, executed agreement between the Buyer and the Company.

9. Termination.

9.1. Termination. The parties may not terminate this Agreement other than as follows:

9.1.1. This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Buyer and the Company.

9.1.2. The Buyer may terminate this Agreement by delivering written notice to the Company at any time prior to the Closing in the event (a) the Company is in material breach of any covenant, representation or warranty contained in this Agreement, (b) the Buyer has notified the Company of the breach in writing, (c) such breach would result in, or would be reasonably be expected to result in, the failure of any condition set forth in Section 5 and (d) such breach is incapable of cure or has continued without cure for a period of thirty (30) days after delivery of such notice of breach; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1.2 if the Buyer is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6 to not be satisfied.

9.1.3. The Company may terminate this Agreement by the Company delivering written notice to the Buyer at any time prior to the Closing in the event (a) the Buyer is in material breach of any covenant, representation or warranty contained in this Agreement, (b) the Company has notified the Buyer of the breach in writing, (c) such breach would result in, or would be reasonably be expected to result in, the failure of any condition set forth in Section 6 and (d) such breach is incapable of cure or has continued without cure for a period of thirty (30) days after delivery of such notice of breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1.3 if the Company is then in material breach of this Agreement so as to cause the conditions set forth in Section 5 to not be satisfied.

9.1.4. The Buyer, on the one hand, or the Company, on the other hand, may terminate this Agreement by providing written notice to the other at any time on or after December 1, 2021 (the “Expiration Date”), if the Closing shall not have occurred by the Expiration Date; provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1.4 if that party’s breach of any provision of this Agreement has caused or resulted in the failure of the Closing to be consummated by the Expiration Date.

9.1.5. Either the Buyer, on the one hand, or the Company, on the other hand, may terminate this Agreement by delivering written notice to the other if any Governmental Authority issues a Governmental Order permanently enjoining, restraining or otherwise prohibiting the Contemplated Transactions and such Governmental Order shall have become final and non-appealable; provided, that the Person seeking to terminate pursuant to this Section 9.1.5 has not breached its obligations under Section 7.3 so as to cause the issuance of such Governmental Order.

9.1.6. The Company may terminate this Agreement, with no need to allow any additional cure period, by the Company delivering written notice to the Buyer at any time prior to the Closing in the event that the conditions set forth in Section 5 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), the Company has confirmed that the Company is prepared to consummate the Closing and the Buyer fails to complete the Closing on the date the Closing should have occurred pursuant to Section 2.5 (a “Buyer Failure to Close”).

9.1.7. The Buyer may terminate this Agreement, with no need to allow any additional cure period, by delivering written notice to the Company at any time prior to the Closing in the event that the conditions set forth in Section 6 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), the Buyer has confirmed that it is prepared to consummate the Closing and the Company fails to complete the Closing on the date the Closing should have occurred pursuant to Section 2.5 (a “Company Failure to Close”).

Notwithstanding anything to the contrary in this Agreement, (i) the Buyer may not terminate this Agreement following any Buyer Failure to Close and (ii) the Company may not terminate this Agreement following any Company Failure to Close. The party seeking to terminate this Agreement pursuant to Sections 9.1.2, 9.1.3, 9.1.4, 9.1.5 9.1.6 or 9.1.7 will give written notice of such termination to the other parties, including a brief description of the basis on which such party is terminating this Agreement.

9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all rights and obligations of the parties hereunder will terminate without any liability of any party or any Affiliate thereof; provided, however, that (a) the rights and obligations of the parties under Section 7.2 (Confidentiality; Announcements), Section 8.12 (Acknowledgement by the Buyer), this Section 9.2 (Effect of Termination), Section 1 (Definitions) and Section 10 (Miscellaneous), and the Confidentiality Agreement, will, in each case, survive termination of this Agreement and remain valid and binding obligations of the parties, and (b) nothing herein will relieve any party to this Agreement from liability (i) pursuant to the sections specified in this Section 9.2 that survive such termination, (ii) subject to Section 8.12, for fraud or (iii) for any breach of any covenant or agreement contained herein occurring prior to such termination.

10. Miscellaneous.

10.1. Notices. All notices, requests, demands, claims and other communications required or permitted hereunder will be in writing and will be sent by personal delivery, nationally recognized overnight courier, facsimile or by e-mail (as a PDF). Any notice, request, demand, claim, or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) upon personal delivery, (b) on the date that delivery is confirmed in the courier’s systems when sent by courier delivery or (c) upon confirmation of receipt when sent by facsimile or e-mail (as a PDF), addressed as follows:

If to the Buyer or to the Parent to: Nano-X Imaging, Inc. 6050 Braemoor Bloomfield Hills, MI 48301 Email: jim.d@nanox.vision Attention: James Dara	with a copy to: Crowell & Moring, LLP 1001 Pennsylvania Ave., NW Washington, DC 20004 Facsimile number: (202) 628-5116 Email: mkass@crowell.com Attention: Mark A. Kass
If to the Company to: MDWeb LLC 29 Cormorant Drive Hampton Bays, NY 11946 Email: mja@mdw.io Attention: Michael Averbach	with a copy to: Joshpe Mooney Paltzik LLP 1407 Broadway, Suite 4002 New York, NY 10018 Email: mmooney@jmpllp.com Attention: Michael Mooney

Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by providing to the other parties notice in the manner herein set forth.

10.2. Expenses of Transaction. Whether or not the Contemplated Transactions are consummated, except as otherwise specifically provided for in this Agreement, each of the parties hereto will assume and bear all expenses, costs and fees (including legal and accounting fees and expenses) incurred by such party in connection with the preparation, negotiation and execution and performance of this Agreement and the Escrow Agreement and the consummation of the Contemplated Transactions.

10.3. Entire Agreement. The agreement of the parties that is comprised of this Agreement (including all Schedules and Exhibits hereto) and the Escrow Agreement sets forth the entire agreement and understanding between the parties and their respective Affiliates with respect to the subject matter thereof and supersedes any and all prior agreements, understandings, negotiations and communications (other than the Confidentiality Agreement), whether oral or written, relating to the subject matter of this Agreement or the Escrow Agreement.

10.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the Contemplated Transactions are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Company and the Buyer will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the Contemplated Transactions are fulfilled in accordance with the terms hereof to the greatest extent possible.

10.5. Amendment. This Agreement may be amended or modified, but only by an instrument in writing executed by each of the Buyer and the Company.

10.6. Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of the parties hereto, and except as provided in Sections 8, and 10.16, nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation.

10.7. Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and permissible assigns of the parties hereto. This Agreement and any rights and obligations hereunder may not be assigned, hypothecated or otherwise transferred by any party hereto (by operation of law or otherwise) without the prior written agreement of the Buyer and the Company, provided that, the Buyer may assign and delegate any or all of its rights, interests and obligations under this Agreement (1) before or after the Closing to any of its Affiliates and (2) after the Closing, to any Person, provided in each case that any such Affiliate or Person agrees in writing to be bound by all of the terms of this Agreement, but no such assignment or delegation will relieve the Buyer of its obligations under this Agreement if such assignee does not perform such obligation. Any purported assignment in breach of this Section 10.7 shall be null and void.

10.8. Governing Law. This Agreement, and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof or the Contemplated Transactions will be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

10.9. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, hereby irrevocably (a) submits, except as provided in Section 2.7, to the exclusive jurisdiction of the state or federal courts located in Manhattan, New York, NY for the purpose of any and all Actions arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof or the Contemplated Transactions, (b) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of improper venue or forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or any claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof may not be enforced in or by such court, (c) agrees not to commence any such Action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the above-named courts (subject in each case to clause (a) of this sentence) whether on the grounds of inconvenient forum or otherwise, (d) consents to service of process in any such Action in any manner permitted by the laws of the State of New York, (e) agrees that service of process made in accordance with clause (d) or made pursuant to Section 10.1 will constitute good and valid service of process in any such Action, and (f) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (d) or clause (e) does not constitute good and valid service of process. Notwithstanding the immediately preceding sentence, a party may commence an Action in any other court to enforce an order or judgment issued by one of the courts described in the immediately preceding sentence.

10.10. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION DESCRIBED IN SECTION 10.9. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.11. Reliance. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of Sections 10.9 and 10.10 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement, and each such party agrees that any breach by such party of any of the provisions of Sections 10.9 or 10.10 above would constitute a material breach of this Agreement.

10.12. Specific Enforcement. Each of the parties acknowledges and agrees that the other parties would be damaged immediately, extensively and irreparably and no adequate remedy at law would exist in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, in addition to, and not in limitation of, any other remedy available to any party, the parties agree that, without posting bond or similar undertaking, each of the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to the remedy of specific performance of this Agreement and the terms and provisions hereof. Subject to Section 8 hereof and the limitations set forth therein, such remedies, and any and all other remedies provided for in this Agreement, will, however, be cumulative in nature and not exclusive and will be in addition to any other remedies to which such party may be entitled. Each of the parties hereby acknowledges and agrees that injunctive relief and/or specific performance will not cause an undue hardship to any party. Each party further agrees that, in the event of any action for injunctive relief or for specific performance in respect of any breach or violation, or threatened breach or violation, of this Agreement, it shall not assert the defense that a remedy at law would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on any other grounds.

10.13. No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall constitute a continuing waiver unless otherwise expressly provided. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party against whom such waiver is intended to be effective.

10.14. Negotiation of Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.15. Disclosure Schedules. The inclusion of any information in the Disclosure Schedules will not be deemed an admission or acknowledgment that such information is required to be listed in the Disclosure Schedules or that such items are material. The Disclosure Schedules are arranged in sections corresponding to the subsections of Section 3 contained in this Agreement, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular representation or warranty in such subsection of Section 3 will be deemed adequately disclosed as an exception with respect to all other representations and warranties in Section 3 to the extent that the relevance of such item to such other representations and warranties in Section 3 is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate cross-reference thereto.

10.16. Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided however, that the following Persons are expressly intended as third party beneficiaries with respect to the following specified sections of this Agreement and will have the right to enforce such specified sections against the parties to this Agreement: with respect to Section 8, the Persons who are the beneficiaries of the indemnification under such Section.

10.17. Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.

10.18. Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or PDF signature by any party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

[The remainder of this page is intentionally blank. Signatures follow.]

In witness whereof, the parties have caused this Asset Purchase Agreement to be executed under seal by their respective duly authorized officers as of the date first written above.

THE BUYER:	Nano-X Imaging, INC.

	By:	/s/James Dara
	Name:	James Dara
	Title:	President

THE PARENT:	NANO-X IMAGING LTD.

	By:	/s/ Ran Daniel
	Name:	Ran Daniel
	Title:	Chief Financial Officer

THE COMPANY:	MDWEB, LLC (doing business as MDW, LLC)

	By:	/s/ Michael Averbach
	Name:	Michael Averbach
	Title:	Chief Executive Officer

Signature Page to Asset Purchase Agreement

54